                                                                     Exhibit 2.1

                                                               EXECUTION VERSION

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                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                           EM ACQUISITION CORPORATION

                                       AND

                        EDUCATION MANAGEMENT CORPORATION

                            DATED AS OF MARCH 3, 2006

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

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE 1 THE MERGER.....................................................     1
   1.01 The Merger.......................................................     1
   1.02 Closing..........................................................     1
   1.03 Effective Time...................................................     2
   1.04 Effect of the Merger.............................................     2
   1.05 Articles of Incorporation; Bylaws................................     2
   1.06 Directors........................................................     2
ARTICLE 2 CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES.............     2
   2.01 Conversion of Securities.........................................     2
   2.02 Exchange of Certificates.........................................     3
   2.03 Stock Transfer Books.............................................     5
   2.04 Company Stock Options............................................     5
   2.05 No Dissenters' Rights............................................     6
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY..................     6
   3.01 Organization and Qualification; Subsidiaries.....................     6
   3.02 Articles of Incorporation and Bylaws.............................     7
   3.03 Capitalization...................................................     7
   3.04 Authority Relative to this Agreement.............................     9
   3.05 No Conflict; Required Filings and Consents.......................    10
   3.06 Compliance with Law and Permits; Education Department
           Compliance....................................................    11
   3.07 Sarbanes-Oxley Compliance; Internal Controls.....................    16
   3.08 Governmental Entity or Accrediting Body Approval.................    16
   3.09 SEC Filings; Financial Statements; Undisclosed Liabilities.......    16
   3.10 Information Supplied.............................................    17
   3.11 Absence of Certain Changes or Events.............................    17
   3.12 Absence of Litigation............................................    18
   3.13 Employee Benefit Plans...........................................    18
   3.14 Labor and Employment Matters.....................................    21
   3.15 Real Property....................................................    21
   3.16 Intellectual Property............................................    22
   3.17 Taxes............................................................    23
   3.18 Environmental Matters............................................    25
   3.19 Specified Contracts..............................................    26
   3.20 Insurance........................................................    28
   3.21 Board Approval; Vote Required....................................    28
   3.22 Company Rights Agreement.........................................    29
   3.23 Interested Party Transactions....................................    29
   3.24 Opinions of Financial Advisors...................................    29
   3.25 Brokers..........................................................    29
   3.26 State Takeover Statutes..........................................    29


                                      -i-

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
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF MERGER CO....................    30
   4.01 Corporate Organization...........................................    30
   4.02 Articles of Incorporation and Bylaws.............................    30
   4.03 Authority Relative to this Agreement.............................    30
   4.04 No Conflict; Required Filings and Consents.......................    30
   4.05 Information Supplied.............................................    31
   4.06 Absence of Litigation............................................    31
   4.07 Operations of Merger Co..........................................    32
   4.08 Financing........................................................    32
   4.09 Guaranty.........................................................    32
   4.10 Brokers..........................................................    33
   4.11 Solvency.........................................................    33
   4.12 Governmental Entity or Accrediting Body Approval.................    33
   4.13 Status of Investors and Borrowers................................    33
ARTICLE 5 CONDUCT OF BUSINESS PENDING THE MERGER.........................    34
   5.01 Conduct of Business by the Company Pending the Merger............    34
   5.02 Conduct of Business by Merger Co Pending the Merger..............    36
ARTICLE 6 ADDITIONAL AGREEMENTS..........................................    37
   6.01 Proxy Statement; Other Filings...................................    37
   6.02 Company Shareholders' Meeting....................................    37
   6.03 Access to Information; Confidentiality...........................    38
   6.04 No Solicitation of Transactions..................................    39
   6.05 Directors' and Officers' Indemnification and Insurance...........    41
   6.06 Employee Benefits Matters........................................    43
   6.07 Notification of Certain Matters..................................    44
   6.08 Financing........................................................    45
   6.09 Further Action; Reasonable Best Efforts..........................    48
   6.10 Public Announcements.............................................    49
   6.11 Resignations.....................................................    50
   6.12 State Takeover Statutes..........................................    50
   6.13 Permits..........................................................    50
   6.14 Credit Agreement.................................................    50
   6.15 Section 16 Matters...............................................    50
   6.16 Restructuring....................................................    50
   6.17 Intellectual Property............................................    51
ARTICLE 7 CONDITIONS TO THE MERGER.......................................    51
   7.01 Conditions to the Obligations of Each Party......................    51
   7.02 Conditions to the Obligations of Merger Co.......................    52
   7.03 Conditions to the Obligations of the Company.....................    54
ARTICLE 8 TERMINATION, AMENDMENT, AND WAIVER.............................    54
   8.01 Termination......................................................    54


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
   8.02 Effect of Termination............................................    56
   8.03 Fees and Expenses................................................    56
   8.04 Amendment........................................................    58
   8.05 Waiver...........................................................    58
ARTICLE 9 GENERAL PROVISIONS.............................................    58
   9.01 Non-Survival of Representations, Warranties, and Agreements......    58
   9.02 Notices..........................................................    58
   9.03 Certain Definitions..............................................    59
   9.04 Severability.....................................................    61
   9.05 Disclaimer of Other Representations and Warranties; Disclosure...    61
   9.06 Entire Agreement; Assignment.....................................    62
   9.07 Remedies; Specific Performance...................................    62
   9.08 Parties in Interest..............................................    63
   9.09 Governing Law....................................................    63
   9.10 Waiver of Jury Trial.............................................    63
   9.11 Headings.........................................................    63
   9.12 Counterparts.....................................................    63

                           COMPANY DISCLOSURE SCHEDULE

Section 3.01(a)         Organization and Qualification
Section 3.01(b)         Subsidiaries
Section 3.01(c)         Investments
Section 3.02            Material Subsidiaries
Section 3.03(a)         Stock Options and Restricted Shares
Section 3.03(b)         Agreements Relating to Equity Securities
Section 3.03(c)         Subsidiary Stock
Section 3.03(d)         Indebtedness
Section 3.05(a)         No Conflicts
Section 3.05(b)         Required Filings and Consents
Section 3.05(b)(vii)    Pre-Closing Education Consents and Post-Closing
                        Education Consents
Section 3.06(a)         Permits; Compliance with Law
Section 3.06(b)         Education Permits and Compliance
Section 3.06(b)(i)      Cohort Default Rates
Section 3.06(b)(iii)    Institutional Refunds
Section 3.06(b)(iv)     Accreditation and Licensing
Section 3.06(b)(v)      Title IV Program Funds
Section 3.06(b)(vi)     Policy Guidelines
Section 3.06(b)(vii)    Reports and Audits
Section 3.06(b)(viii)   Financial Aid Disbursements
Section 3.06(b)(ix)     Status of Company and Subsidiaries
Section 3.06(b)(xi)     Financial Assistance Programs
Section 3.06(b)(xiii)   Financial Responsibility
Section 3.07            Internal Controls
Section 3.09(a)         SEC Filings
Section 3.09(b)         GAAP
Section 3.09(c)         Contingent Liabilities
Section 3.11            Certain Changes and Events
Section 3.12            Litigation
Section 3.13(a)         Employee Benefit Plans
Section 3.13(b)         Change in Control Agreements
Section 3.13(d)         Post-Termination Welfare Benefits
Section 3.13(g)         Actions Related to Plans
Section 3.13(h)         Foreign Benefit Plans
Section 3.14            Labor and Employment Matters
Section 3.15(a)         Real Property
Section 3.15(b)         Leased Property
Section 3.16(a)         Intellectual Property
Section 3.16(b)         Scheduled Intellectual Property
Section 3.17(a)         Tax Returns
Section 3.17(b)         Tax Deficiencies
Section 3.17(c)         Tax Audits
Section 3.17(d)         Certain Tax Agreements


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

Section 3.18            Environmental Matters
Section 3.19(a)         Enforceability of Specified Contracts
Section 3.19(b)         Specified Contracts
Section 3.20            Insurance Policies
Section 3.23            Interested Party Transactions
Section 5.01            Conduct of Business by the Company
Section 6.05(c)         Director and Officer Insurance
Section 6.06(d)         Post-Closing Employment Obligations
Section 6.17            Domain Names
Section 9.03(a)         Company Knowledge

                             INDEX OF DEFINED TERMS

DEFINED TERM                            LOCATION OF DEFINITION
------------                            ----------------------
Accrediting Body                        Section 3.05(a)
Acquisition Proposal                    Section 6.04(e)
Action                                  Section 3.12
Affiliate                               Section 9.03(a)
Agreement                               Preamble
Alternative Financing                   Section 6.08(a)
Articles of Merger                      Section 1.03
Bankruptcy and Equity Exception         Section 3.04
Business Day                            Section 9.03(a)
Capitalization Date                     Section 3.03(a)
Certificates                            Section 2.02(b)
Change in Board Recommendation          Section 6.04(c)
Change in Control Agreement             Section 3.13(b)
Closing                                 Section 1.02
Closing Date                            Section 1.02
Code                                    Section 3.13(b)
Commitment or Commitments               Section 4.08
Company                                 Preamble
Company Board                           Recitals
Company Board Recommendation            Section 3.21(a)
Company Common Stock                    Recitals
Company Disclosure Schedule             Article 3
Company Employee                        Section 3.13(a)
Company Financial Advisors              Section 3.24
Company Material Adverse Effect         Section 9.03(a)
Company Preferred Stock                 Section 3.03(a)
Company Rights Agreement                Section 3.03(b)
Company Stock Option Plans              Section 2.04(a)
Company Stock Options                   Section 2.04(a)
Company Shareholders' Meeting           Section 6.02
Company Termination Fee                 Section 8.03(d)
Company Waiver Request                  Section 6.08(d)
Compliant                               Section 6.08(a)
Confidentiality Agreement               Section 6.03(b)
Contract                                Section 3.05(a)
control                                 Section 9.03(a)
Credit Agreement                        Section 3.03(d)
Debt Commitment Letter                  Section 4.08
DOE                                     Section 3.05(a)
DOE Growth Restrictions                 Section 7.02(f)(ii)
DOE Request Letter                      Section 4.08
Education Department                    Section 3.05(b)

DEFINED TERM                            LOCATION OF DEFINITION
------------                            ----------------------
Education Permit                        Section 3.06(b)
Effective Time                          Section 1.03
Employee                                Section 6.06(a)
Environmental Laws                      Section 3.18(b)
Environmental Permits                   Section 3.18(b)
Equity Commitment Letter                Section 4.08
Equity Investors                        Section 4.08
ERISA                                   Section 3.13(a)
ERISA Affiliate                         Section 3.13(b)
ESPP                                    Section 6.06(e)
Exchange Act                            Section 3.05(b)
Exchange Fund                           Section 2.02(a)
Expenses                                Section 8.03(a)
FASB                                    Section 5.01(h)
Foreign Benefit Plan                    Section 3.13(h)
GAAP                                    Section 3.09(b)
Governmental Entity                     Section 3.05(b)
Guaranty                                Section 4.09
Guarantor                               Section 4.09
Hazardous Substances                    Section 3.18(b)
HEA                                     Section 3.06(b)
HSR Act                                 Section 3.05(b)
Indemnified Parties                     Section 6.05(b)
Institution                             Section 9.03(a)
Intellectual Property                   Section 3.16(c)
Investments                             Section 3.01(c)
IRS                                     Section 3.13(a)
Knowledge                               Section 9.03(a)
Law                                     Section 3.05(a)
Lease(s)                                Section 3.15(b)
Leased Properties                       Section 3.15(b)
Lender MAC                              Section 6.08(a)
Liens                                   Section 3.15(a)
Losses                                  Section 6.05(b)
Market MAC                              Section 6.08(d)
Market MAC Notice                       Section 6.08(d)
Marketing Period                        Section 6.08(a)
Material Subsidiary                     Section 3.02
Merger                                  Recitals
Merger Co                               Preamble
Merger Co Termination Fee               Section 8.03(d)
Merger Co Waiver Notice                 Section 6.08(d)
Merger Consideration                    Section 2.01(a)
Merrill Lynch                           Section 3.24

DEFINED TERM                            LOCATION OF DEFINITION
------------                            ----------------------
Multiemployer Plan                      Section 3.13(b)
Multiple Employer Plan                  Section 3.13(b)
NASD                                    Section 3.05(b)
Non-DOE Deficiencies                    Section 7.02(g)
Notice of Superior Proposal             Section 8.01(h)
OCDR                                    Section 3.06(b)
OPCO I                                  Section 6.16
OPCO II                                 Section 6.16
Option Amount                           Section 2.04(a)
Other Transactions                      Section 3.04
Other Filings                           Section 3.10
Owned Real Property                     Section 3.15(a)
PA Anti-Takeover Statutes               Section 3.26
Paying Agent                            Section 2.02(a)
PBCL                                    Section 1.01
Permit                                  Section 3.05(a)
Permitted Liens                         Section 3.15(a)
person                                  Section 9.03(a)
Plans                                   Section 3.13(a)
Policy Guidelines                       Section 3.06(b)
Post-Closing Education Consents         Section 6.09(c)
Pre-Closing Education Consents          Section 6.09(c)
Proxy Statement                         Section 3.05(b)
Pre-Closing Deficiencies                Section 7.02(f)
Purchaser Welfare Benefit Plans         Section 6.06(c)
Real Property                           Section 3.15(b)
Representatives                         Section 6.03(a)
Required Information                    Section 6.08(b)
Requisite Response Period               Section 6.08(d)
Restricted Shares                       Section 2.01(a)
Rights                                  Section 3.03(b)
Sarbanes-Oxley Act                      Section 3.07
Schools                                 Section 3.05(a)
SEC                                     Section 3.05(b)
SEC Reports                             Section 3.09(a)
Securities Act                          Section 3.09(a)
Section 409A                            Section 3.13(f)
Shareholder Approval                    Section 3.21(b)
Shares                                  Section 2.01(a)
Specified Contract                      Section 3.19(b)
Student Financial Assistance Programs   Section 3.06(b)
Subsidiary                              Section 9.03(a)
Substantial Control                     Section 3.06(b)
Superior Proposal                       Section 9.03(a)

DEFINED TERM                            LOCATION OF DEFINITION
------------                            ----------------------
Surviving Corporation                   Section 1.01
Tax or Taxes                            Section 3.17(i)
Tax Returns                             Section 3.17(i)
Termination Date                        Section 8.01
Title IV Programs                       Section 3.06(b)

                          AGREEMENT AND PLAN OF MERGER

          This AGREEMENT AND PLAN OF MERGER, dated as of March 3, 2006 (this "Agreement"), is by and between EM Acquisition Corporation, a Pennsylvania corporation ("Merger Co"), and Education Management Corporation, a Pennsylvania corporation (the "Company").

                                    RECITALS

          A. The respective Boards of Directors of each of the Company and Merger Co deem it in the best interests of their respective companies and shareholders to consummate the merger (the "Merger"), on the terms and subject to the conditions set forth in this Agreement, of Merger Co with and into the Company, and such Boards of Directors have approved this Agreement and declared its advisability (and, in the case of the Board of Directors of the Company (the "Company Board"), unanimously recommended that this Agreement be adopted by the Company's shareholders).

          B. Upon consummation of the Merger, each issued and outstanding share of common stock, par value $.01 per share, of the Company (the "Company Common Stock"), will be converted into the right to receive $43 per share in cash, upon the terms and subject to the conditions of this Agreement.

          C. Certain capitalized terms used in this Agreement that are not otherwise defined in context are defined in Section 9.03(a).

          NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants, and agreements contained herein, and intending to be legally bound hereby, Merger Co and the Company hereby agree as follows:

                                    ARTICLE 1

                                   THE MERGER

          1.01 The Merger. Upon the terms and subject to the conditions set forth in Article 7, and in accordance with the Pennsylvania Business Corporation Law of 1988, as amended (the "PBCL"), at the Effective Time, Merger Co shall be merged with and into the Company. At the Effective Time, the separate corporate existence of Merger Co shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Merger Co in accordance with the PBCL.

          1.02 Closing. Unless this Agreement shall have been terminated in accordance with Section 8.01, and subject to the satisfaction or waiver of the conditions set forth in Article 7, the closing of the Merger (the "Closing") will take place at 10:00 a.m., New York time, on the Business Day immediately following the satisfaction or waiver of the conditions set forth in Article 7 (other than those that by their terms are to be satisfied or waived at the Closing) that is the earlier of (a) a date during the Marketing Period to be specified by Merger Co on no less than three Business Days' notice to the Company and (b) the final day of the Marketing Period, at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York, unless another time, date, and/or place is agreed to in writing by Merger Co and the Company (the "Closing Date"); provided, however, that if the Closing does not occur on or before the tenth (10th) day of any month, the Closing shall occur on the first Business Day of the subsequent month.

          1.03 Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the parties hereto shall (a) file articles of merger (the "Articles of Merger") executed and acknowledged in accordance with the relevant provisions of the PBCL and (b) make all other filings or recordings required under the PBCL to effect the Merger. The Merger shall become effective at such date and time as the Articles of Merger are duly filed with the Secretary of State of the Commonwealth of Pennsylvania, or at such subsequent date and time as Merger Co and the Company shall agree and specify in the Articles of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the "Effective Time".

          1.04 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in Section 1929 of the PBCL.

          1.05 Articles of Incorporation; Bylaws.

          (a) The Articles of Merger shall provide that, at the Effective Time, the Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and as provided by Law.

          (b) At the Effective Time, the Bylaws of Merger Co, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by Law and the Articles of Incorporation and the Bylaws of the Surviving Corporation.

          1.06 Directors. The directors of Merger Co immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation, or removal.

                                   ARTICLE 2

               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

          2.01 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Co, the Company, or the holders of any of the following securities:

          (a) Conversion of Company Common Stock. Each share of Company Common Stock (all issued and outstanding shares of Company Common Stock collectively referred to as the "Shares") issued and outstanding immediately prior to the Effective Time (other than any

Shares to be cancelled pursuant to Section 2.01(b) and Shares owned by Subsidiaries of the Company), including Shares subject to restrictions or forfeiture conditions relating to time, performance, or otherwise (the "Restricted Shares"), shall be cancelled and shall be converted automatically into the right to receive $43 in cash, without interest (the "Merger Consideration"), payable upon surrender of the certificate that formerly evidenced such Share in the manner provided in Section 2.02.

          (b) Cancellation of Treasury Stock and Merger Co Owned Stock. Each Share held in the treasury of the Company and each Share owned by Merger Co or any direct or indirect Subsidiary of Merger Co immediately prior to the Effective Time shall automatically be cancelled without any conversion thereof, and no payment or distribution shall be made with respect thereto.

          (c) Capital Stock of Merger Co. Each share of common stock, par value $.01 per share, of Merger Co issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid, and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation. Following the Effective Time, each certificate evidencing ownership of shares of Merger Co common stock shall evidence ownership of such shares of the Surviving Corporation.

          (d) Adjustments. If, between the date of this Agreement and the Effective Time, there is a reclassification, recapitalization, stock split, stock dividend, subdivision, combination or exchange of shares with respect to, or rights issued in respect of, the Shares, the Merger Consideration shall be adjusted accordingly, without duplication, to provide the holders of Shares the same economic effect as contemplated by this Agreement prior to such event.

          2.02 Exchange of Certificates.

          (a) Paying Agent. Prior to the Effective Time, the Company shall (i) appoint and designate Mellon Investor Services LLC or a bank or trust company reasonably acceptable to Merger Co as the paying agent (the "Paying Agent") and
(ii) enter into a paying agent agreement with such Paying Agent for the payment of the Merger Consideration in accordance with this Article 2. At the Effective Time, the Surviving Corporation shall deposit with the Paying Agent, for the benefit of the holders of Shares, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid pursuant to Section 2.01(a) (such cash amount referred to as the "Exchange Fund"). The Exchange Fund shall not be used for any other purpose. The Exchange Fund shall be invested by the Paying Agent as directed by the Surviving Corporation; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, or in certificates of deposit, bank repurchase agreements, or banker's acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available). Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Corporation.

          (b) Exchange Procedures. As promptly as practicable after the Effective Time (but no later than ten Business Days after the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 2.01(a): (i) a letter of transmittal (which shall be in customary form and containing customary terms and shall specify that delivery shall be effected, and risk of loss and title to the certificate(s) evidencing such Shares (the "Certificates") shall pass, only upon proper delivery of the Certificates, to the Paying Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender to the Paying Agent of a Certificate for cancellation, together with such letter of transmittal, duly completed, and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration that such holder has the right to receive in respect of the Shares formerly represented by such Certificate pursuant to Section 2.01(a), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate representing such Shares shall be properly endorsed or otherwise be in proper form for transfer, and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration to which the holder of such Certificate is entitled pursuant to this Article 2. No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this
Article 2.

          (c) No Further Rights. From and after the Effective Time, holders of Certificates shall cease to have any rights as shareholders of the Company, except as provided herein or by applicable Law.

          (d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Shares for one year after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of Shares who have not theretofore complied with this Article 2 shall thereafter look only to the Surviving Corporation for, and the Surviving Corporation shall remain liable for, payment of their claim for the Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by holders of Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto.

          (e) No Liability. None of the Paying Agent, Merger Co, or the Surviving Corporation shall be liable to any holder of Shares for any such Shares (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any abandoned property, escheat, or similar Law.

          (f) Withholding Rights. Each of the Paying Agent, the Surviving Corporation, and Merger Co shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to such payment under all applicable Tax Laws and pay such withholding amount over to the appropriate taxing authority. To the extent that amounts are so properly withheld by the Paying Agent, the Surviving Corporation, or Merger Co, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Paying Agent, the Surviving Corporation, or Merger Co, as the case may be.

          (g) Lost Certificates. If any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen, or destroyed, and, if reasonably required by the Surviving Corporation, the posting by such person of a bond, in such reasonable and customary amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay in respect of such lost, stolen, or destroyed Certificate, the Merger Consideration to which the holder thereof is entitled pursuant to Section 2.01(a).

          2.03 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to the Paying Agent or Merger Co for any reason shall be cancelled against delivery of the Merger Consideration to which the holders thereof are entitled pursuant to
Section 2.01(a).

          2.04 Company Stock Options.

          (a) Immediately prior to the Effective Time, all options then outstanding to purchase shares of Company Common Stock (the "Company Stock Options") granted under any plan, arrangement, or agreement set forth in Section 3.13(a) of the Company Disclosure Schedule (collectively, the "Company Stock Option Plans") shall become fully vested and exercisable (whether or not then vested or subject to any time or performance condition that has not been satisfied). At the Effective Time, each Company Stock Option not previously exercised shall be cancelled and converted into the right to receive, as promptly as practicable thereafter (and in any event within ten Business Days), an amount of cash (without interest) (the "Option Amount") equal to the product of (i) the total number of shares of Company Common Stock subject to such Company Stock Option multiplied by (ii) the excess of the amount of the per share Merger Consideration over the exercise price per share of Company Common Stock under such Company Stock Option (with the aggregate amount of such payment rounded to the nearest cent) less applicable Taxes, if any, required to be withheld with respect to such payment. In the event the amount of the per share Merger Consideration over the exercise price per share of the Company Common Stock is zero or a negative number with respect to any Company Stock Option, the holder of such Company Stock Option shall receive no payment in connection with the cancellation of such Company Stock Option under this Agreement. After the Effective Time, any Company Stock Option cancelled in accordance with this
Section 2.04(a) shall no longer be
exercisable by the former holder thereof, but shall only entitle such holder to the payment described in this Section 2.04(a).

          (b) Prior to the Effective Time, the Company Board, or, where appropriate, the applicable administrative committee under each Company Stock Option Plan and the ESPP, shall take all actions reasonably necessary and appropriate (including the adoption of any necessary resolutions, plan amendments, and/or the obtaining of any necessary consents) to make such adjustments and amendments to, or make such determinations with respect to, the Company Stock Option Plans and Company Stock Options to implement the foregoing provisions of this Section 2.04 and the provisions of Section 6.06(e), including the cancellation, subject to and effective on and as of the Effective Time, of all Company Stock Options without further obligation of the Company or its Affiliates (other than payment of the Option Amount pursuant to Section 2.04).

          2.05 No Dissenters' Rights. In accordance with Section 1571 of the PBCL, holders of Shares shall not have the right to dissent in connection with the Merger or the Other Transactions.

                                    ARTICLE 3

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          Except as set forth in the disclosure schedule delivered by the Company to Merger Co prior to or concurrently with the execution and delivery of this Agreement (the "Company Disclosure Schedule"), which Company Disclosure
Schedule identifies the section (or if applicable, the subsection) to which such exception relates (provided, that disclosure of any fact or item in any section or subsection of the Company Disclosure Schedule shall, should the existence of such fact or item be relevant to any other section or subsection, be deemed to be disclosed with respect to that other section or subsection so long as the relevance of such disclosure to such other section or subsection is reasonably apparent from the nature of such disclosure), the Company hereby represents and warrants to Merger Co as follows:

          3.01 Organization and Qualification; Subsidiaries.

          (a) Except as set forth in Section 3.01(a) of the Company Disclosure Schedule, the Company and each Subsidiary of the Company is a corporation, limited partnership, or limited liability company (as applicable) duly organized, validly subsisting or existing, and in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority to own, lease, and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, subsisting or existing, or in good standing or to have such power and authority would not have a Company Material Adverse Effect. Each of the Company and each Subsidiary is duly qualified or licensed as a foreign corporation, limited partnership, or limited liability company (as applicable) to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased, or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Company Material Adverse Effect.

          (b) A true and complete list of all Subsidiaries of the Company, together with the jurisdiction of organization of each Subsidiary of the Company and the percentage of the outstanding capital stock (or other equity interest) of each Subsidiary of the Company owned by the Company, each other Subsidiary of the Company, and any other person, is set forth in Section 3.01(b) of the Company Disclosure Schedule.

          (c) Section 3.01(c) of the Company Disclosure Schedule lists any and all persons of which the Company directly or indirectly owns an equity or similar interest, or an interest convertible into or exchangeable or exercisable for an equity or similar interest, of less than 50% (collectively, the "Investments"). Except as set forth in Section 3.01(c) of the Company Disclosure Schedule, the Company or one of its Subsidiaries, as the case may be, owns all Investments free and clear of all Liens, and there are no outstanding contractual obligations of the Company or any of its Subsidiaries permitting the repurchase, redemption or other acquisition of any of its interest in the Investments or requiring the Company or any of its Subsidiaries to provide funds to, make any investment (in the form of a loan, capital contribution or otherwise) in, provide any guarantee with respect to, or assume, endorse or otherwise become responsible for the obligations of, any Investment.

          3.02 Articles of Incorporation and Bylaws. The Company has made available to Merger Co a complete and correct copy of the Articles of Incorporation and the Bylaws (or similar organizational documents), each as amended to date, of the Company and each Subsidiary. Such Articles of Incorporation and Bylaws (or similar organizational documents) are in full force and effect as of the date hereof. Neither the Company nor any Subsidiary set forth on Section 3.02 of the Company Disclosure Schedule (each a "Material Subsidiary") is in violation of any of the provisions of its Articles of Incorporation or Bylaws (or similar organizational documents). No Subsidiary of the Company (other than the Material Subsidiaries, which are subject to the immediately preceding sentence) is in violation of any of the provisions of its Articles of Incorporation or Bylaws (or similar organizational documents), except for violations that would not have a Company Material Adverse Effect. The Company has made available to Merger Co complete and correct copies of the minutes of all meetings of the Company Board (and each committee thereof) (other than the portion of any minutes regarding the deliberations of the Company Board (or any committee thereof) in connection with entering into this Agreement or pursuing other strategic alternatives or that would be reasonably expected to violate or result in the loss or impairment of any attorney-client or work-product privilege), and of the shareholders of the Company, in each case since January 1, 2002.

          3.03 Capitalization.

          (a) The authorized capital stock of the Company consists of (i) one hundred twenty million (120,000,000) shares of Company Common Stock and (ii) ten million (10,000,000) shares of preferred stock, par value $.01 per share ("Company Preferred Stock"). Except as set forth on Section 3.03(a) of the Company Disclosure Schedule, as of February 24, 2006 (the "Capitalization Date"), (i) 76,280,769 shares of Company Common Stock were issued and outstanding (excluding shares of Company Common Stock held in the treasury of the Company but including the Restricted Shares), all of which were duly authorized, validly issued, fully paid and nonassessable and were issued free of preemptive (or similar) rights, (ii) 190,234 shares of Company Common Stock were held in the treasury of the Company, (iii) no shares of

Company Common Stock were held by the Company's Subsidiaries, and (iv) 10,202,275 shares of Company Common Stock were reserved for future issuance in connection with the Company Stock Option Plans (including shares issuable pursuant to outstanding Company Stock Options). Section 3.03(a) of the Company Disclosure Schedule sets forth, as of the Capitalization Date, the number of shares of Company Common Stock issuable upon exercise of outstanding Company Stock Options granted under each Company Stock Option Plan, and the number of Restricted Shares outstanding and, as of the Capitalization Date, there are no other Company Stock Options or Restricted Shares outstanding. Prior to the date hereof, the Company has provided a true, complete, and correct list of all Company Stock Options and Restricted Shares outstanding as of the Capitalization Date, including the per share exercise price, the date of grant, the vesting commencement date, and the vesting schedule thereof. The Company Common Stock is traded on the NASDAQ National Market. No other securities of the Company are listed or quoted for trading on any United States domestic or foreign securities market. Since the Capitalization Date, (i) no shares of Company Common Stock have been issued, except for shares of Company Common Stock issued pursuant to the exercise of Company Stock Options outstanding as of the Capitalization Date or except as otherwise disclosed in Section 3.03(a) of the Company Disclosure Schedule and (ii) no Company Stock Options have been issued or granted.

          (b) Except as set forth in Section 3.03(b) of the Company Disclosure Schedule and for the rights (the "Rights") issued pursuant to the Rights Agreement, dated as of October 1, 1996, as amended by the Amendment No. 1 to Rights Agreement, dated as of November 9, 1999 (the "Company Rights Agreement"), between the Company and Mellon Bank, N.A., as rights agent, in respect of which no Distribution Date (as defined in the Company Rights Agreement) has occurred, there are no (i) subscriptions, calls, contracts, options, warrants, or other rights, agreements, arrangements, understandings, restrictions, or commitments of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound relating to the issued or unissued capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of, other equity interests in or debt securities of the Company or any of its Subsidiaries, (ii) securities of the Company or securities convertible, exchangeable or exercisable for shares of capital stock or voting securities of the Company, or (iii) equity equivalents, stock appreciation rights, phantom stock, ownership interests in the Company or any of its Subsidiaries or similar rights. All shares of Company Common Stock subject to issuance as set forth in Section 3.03(b) of the Company Disclosure Schedule, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive (or similar) rights. Except as set forth in Section 3.03(b) of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any outstanding securities of the Company or any of its Subsidiaries, to vote or to dispose of any shares of Company Common Stock or any capital stock of any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution, or otherwise) in, any Subsidiary of the Company or any other person. Except as set forth in Section 3.03(b) of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries is a party to any shareholders' agreement, voting trust agreement, or registration rights agreement relating to any equity securities of the Company or any of its Subsidiaries or any other Contract relating to disposition, voting, or dividends with respect to any equity securities of the Company or of any its Subsidiaries. No cash dividends on the Company

Common Stock have been declared or have accrued since December 1, 2003. To the Knowledge of the Company, all of the Shares have been issued by the Company in compliance in all material respects with all applicable securities laws including the Securities Act and "blue sky" laws.

          (c) Except as set forth in Section 3.03(c) of the Company Disclosure Schedule, each outstanding share of capital stock (or other equity interest) of each Subsidiary of the Company is duly authorized, validly issued, fully paid, and nonassessable and was issued free of preemptive (or similar) rights, and each such share is owned by the Company or another Subsidiary of the Company (except for, in the case of certain non-United States Subsidiaries, nominal numbers of shares held by a director, officer or other agent of a Company Subsidiary in trust for such Company Subsidiary) free and clear of all options, rights of first refusal, agreements, limitations on the Company's or of its Subsidiaries' voting, dividend or transfer rights, charges, and other Liens of any nature whatsoever.

          (d) As of the date hereof, the only principal amount of outstanding indebtedness for borrowed money of the Company and its Subsidiaries (not including intercompany amounts or operating or capital leases) is (i) borrowings that would be permitted under Section 5.01 if incurred after the date hereof,
(ii) $2,710,963 for letters of credit under the Company's $250,000,000 Second Amended and Restated Credit Agreement, dated as of August 18, 2003, as amended, among the Company, as Borrower, National City Bank of Pennsylvania, as Agent, Wachovia Bank, as Syndication Agent, SunTrust Bank, as Syndication Agent, Fleet National Bank, as Documentation Agent, and JPMorgan Chase Bank, as Documentation Agent, and the other parties thereto (the "Credit Agreement"), and (iii) amounts set forth in Section 3.03(d) of the Company Disclosure Schedule.

          3.04 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the Merger and the other transactions contemplated by this Agreement to be consummated by the Company (the "Other Transactions"). The execution, delivery, and performance of this Agreement by the Company and the consummation by the Company of the Merger and the Other Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger or such Other Transactions (other than the adoption of this Agreement by the affirmative vote of a majority of the votes cast by all holders of Company Common Stock entitled to vote thereon and the filing and recordation of appropriate merger documents, including the Articles of Merger, as required by the PBCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution, and delivery by Merger Co, constitutes a legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors' rights generally and subject to general principles of equity and an implied covenant of good faith and fair dealing (the "Bankruptcy and Equity Exception").

          3.05 No Conflict; Required Filings and Consents.

          (a) Except as set forth in Section 3.05(a) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Merger and the Other Transactions will not, (i) conflict with, violate, or result in a breach of the Articles of Incorporation or Bylaws (or similar organizational documents) of the Company or any of its Subsidiaries,
(ii) assuming that all consents, approvals, and other authorizations described in Section 3.05(b) have been obtained and that all filings and other actions described in Section 3.05(b) have been made or taken, violate any federal, state, local or foreign governmental statute, law, ordinance, regulation, rule, code, executive order, judgment, decree or requirement, including any rule, regulation and order promulgated thereunder and any order, decree, writ, settlement, stipulation, injunction, award, consent or judgment of any Governmental Entity ("Law") applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any Subsidiary is bound or affected, (iii) assuming that all consents, approvals, and other authorizations described in Section 3.05(b) have been obtained and that all filings and other actions described in Section 3.05(b) have been made or taken, result in any breach or violation of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, require consent, or result in a material loss of a material benefit under, give rise to a right or obligation to purchase or sell assets or securities under, give to others any right of termination, amendment, acceleration, or cancellation of, or cause additional fees to be due under or result in the creation of a Lien on any property or asset of the Company or any Subsidiary pursuant to any note, bond, mortgage, indenture, contract (written or oral), obligation, Plan, undertaking, arrangement, agreement, lease, license, permit, franchise or other binding commitment, instrument, or obligation (each, a "Contract") to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any property or asset of the Company or any Subsidiary is bound or affected, (iv) assuming that all consents, approvals, and other authorizations described in Section 3.05(b) have been obtained and that all filings and other actions described in Section 3.05(b) have been made or taken, violate any permits, licenses, accreditations, certificates, approvals, exemptions, orders, franchises, permissions, agreements, qualifications, authorizations, and registrations required by Law (each, a "Permit") of the Company or any of its Subsidiaries or any of the schools regulated as such by the United States Department of Education (the "DOE") or other Education Department or Accrediting Body and owned and operated by the Company or any of its Subsidiaries (the "Schools") or any Law applicable to the Company or any of its Subsidiaries or the Schools, or (v) assuming that all consents, approvals, and other authorizations described in Section 3.05(b) have been obtained and that all filings and other actions described in Section 3.05(b) have been made or taken, violate any standard or requirement of any entity or organization, whether private or quasi-private, whether foreign or domestic, which engages in the granting or withholding of accreditation of post-secondary schools or their educational programs in accordance with standards and requirements relating to the performance, operations, financial condition and/or academic standards of such schools (each such entity or organization, an "Accrediting Body"), except, with respect to clauses (ii), (iii), (iv), and (v) above, for any such violations, conflicts, breaches, defaults, or other occurrences which would not have a Company Material Adverse Effect.

          (b) Except as set forth in Section 3.05(b) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Merger and the Other Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any supranational, national, provincial, federal, state, local, or foreign government, court, arbitral tribunal, non-educational administrative agency or commission or other non-educational governmental or regulatory authority or non-educational administrative agency or commission (each, a "Governmental Entity"), or any federal or state education regulatory bodies having specific jurisdiction over the operation of or provision of Student Financial Assistance Programs funds to or on behalf of the students of post-secondary educational or training institutions or guaranteeing student loans to students at such institutions (each, an "Education Department") or any Accrediting Body, except for (i) applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (ii) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the competition or merger control Laws of any other applicable jurisdiction, (iii) the filing with the Securities and Exchange Commission (the "SEC") of a proxy statement relating to the adoption of this Agreement by the Company's shareholders (as amended or supplemented from time to time, the "Proxy Statement"), (iv) any required filing with, and any required approval of, the National Association of Securities Dealers, Inc. or its wholly owned Subsidiary, NASD Regulation, Inc., or any successor entity or entities thereto (collectively, the "NASD"), including requirements of the NASDAQ National Market, (v) any filings with, and approvals from, relevant state securities administrators or related to the blue sky laws of various states, (vi) the filing and recordation of appropriate merger documents as required by the PBCL, including the Articles of Merger, and appropriate documents with the relevant authorities of other states in which the Company or any of its Material Subsidiaries is qualified to do business, (vii) the Pre-Closing Education Consents and the Post-Closing Education Consents set forth on Section 3.05(b)(vii) of the Company Disclosure Schedule, (viii) filings required as a result of facts or circumstances solely attributable to Merger Co's or any Equity Investor's (as opposed to any other third party's) participation in the transactions contemplated by this Agreement, or (ix) where the failure to obtain such consents, approvals, authorizations, or permits, or to make such filings or notifications, would not have a Company Material Adverse Effect.

          3.06 Compliance with Law and Permits; Education Department Compliance.

          (a) Permits; Compliance with Law. As of the date hereof, except (i) as set forth in Section 3.06(a) of the Company Disclosure Schedule and (ii) for Education Permits and educational Laws and regulations which are exclusively provided for in Section 3.06(b), all Permits of the Company or any of its Subsidiaries which are necessary to the conduct of the business of the Company and the Schools are in full force and effect and neither the Company nor any of its Subsidiaries are in violation of any Permit or Law, other than where such failures to be in full force or effect or such violations would not have a Company Material Adverse Effect.

          (b) Education Permits and Compliance. Unless otherwise specifically indicated, the representations and warranties contained in this Section 3.06(b) apply to the period from July 1, 2002, through the date hereof. Except as set forth in Section 3.06(b) of the Company

Disclosure Schedule, each School has maintained without interruption in all material respects all Permits issued by any Education Department or Accrediting Body and necessary for the operation of the School, including each location, site and educational program thereof, as conducted at such time, including the receipt of funding under Student Financial Assistance Programs (each such Permit, an "Education Permit"), except where the failure to have such an Education Permit would not have a Company Material Adverse Effect. The Company has made available to Merger Co a copy of each Education Permit listed on
Section 3.06(b) (under schedule references 1(a), 1(b) and 1(c)) of the Company Disclosure Schedule. Except as set forth in Section 3.06(b) of the Company Disclosure Schedule, the Company and each of its Subsidiaries have operated the Schools in compliance with all Education Permits, Accrediting Body approvals and applicable Laws pertaining to Student Financial Assistance Programs or administered by an Education Department, except where such noncompliance would not have a Company Material Adverse Effect. Without limiting the generality of the foregoing and except as set forth in Section 3.06(b) of the Company Disclosure Schedule, the Company and each of its Subsidiaries are in compliance in all material respects with the regulations and requirements of the DOE governing each Institution's eligibility to participate in and administration of the federal student financial assistance programs authorized by Title IV (the "Title IV Programs") of the Higher Education Act of 1965, as amended, 20 U.S.C.A. Section 1070 et seq., and any amendments or successor statutes thereto (the "HEA"), including the regulations and requirements regarding compensation (34 C.F.R. Section 668.14(b)(22)) and any other program authorized by the HEA and administered by the DOE, as well as any state student assistance grant or loan programs or other government-sponsored student assistance program (collectively the "Student Financial Assistance Programs"), except to the extent that any noncompliance would not have a Company Material Adverse Effect. Except as set forth in Section 3.06(b) of the Company Disclosure Schedule, the Company does not have any Knowledge of any pending or threatened program review, survey, investigation, or any audit by any Education Department or Accrediting Body with respect to compliance with any Education Permit or any requirements of any Student Financial Assistance Program. In addition, and without limiting the generality of the foregoing:

               (i) Cohort Default Rate. Section 3.06(b)(i) of the Company Disclosure Schedule sets forth each Institution's official cohort default rate ("OCDR") for Federal Family Education Loan Program loans or Federal Direct Loan Program loans, as published by the DOE, for the federal fiscal years 2002 through 2003, each Institution's draft cohort default rate for Federal Family Education Loan Program loans or Federal Direct Loan Program loans for the federal fiscal year 2004, and each Institution's OCDR on Federal Perkins Loan Program loans for the federal award years ended June 30, 2003 through June 30, 2005 for each Institution which participated in such loan program. The Company has made available to Merger Co true and correct copies of the notices issued by the DOE with respect to all such OCDRs, to the extent available.

               (ii) Compliance with Definition of Proprietary Institution of Higher Education. Each Institution is, and since July 1, 2003 has been, duly qualified as a "proprietary institution of higher education" as defined by the DOE.

               (iii) Institutional Refunds. Since July 1, 2002, except as set forth in Section 3.06(b)(iii) of the Company Disclosure Schedule, (A) the Company and each of its Subsidiaries are in compliance in all material respects with Education Department and

Accrediting Body requirements and regulations relating to (x) the implementation of a fair and equitable refund policy and (y) the implementation of DOE's "return of Title IV funds" requirements, and (B) any and all refunds or returns required thereunder have been accurately calculated and timely paid.

               (iv) Accreditation and Licensing. Since July 1, 2002, except as set forth in Section 3.06(b)(iv) of the Company Disclosure Schedule or as would not have a Company Material Adverse Effect, the Schools are (A) accredited by, and in good standing with, and in compliance in all material respects with the requirements of their respective applicable Accrediting Bodies and (B) licensed to operate by, in good standing with, and in compliance in all material respects with the requirements of the Education Departments in the states or foreign jurisdictions in which they operate; and, in each case, the Schools have not received written notice of, and the Company has no Knowledge of, any facts or circumstances which would materially interfere with or jeopardize such license or accreditation.

               (v) Title IV Program Funds. No Institution has derived more than ninety percent (90%) of its revenues from Title IV Program funds, as determined in accordance with DOE's "90/10 Rule" as codified at 34 C.F.R. Section 600.5(a)(8), for any reporting period required by the DOE ended on or after June 30, 2002. Section 3.06(b)(v) of the Company Disclosure Schedule sets forth the percentage of Title IV Program funds received by each Institution, as calculated pursuant to such "90/10 Rule" for each fiscal year ended on or after June 30, 2002 and for the period from July 1, 2005 through the date hereof.

               (vi) Policies and Procedures. The Company has provided to Merger Co true and correct copies of all readily available policy manuals and other statements of procedures of the Company, any Subsidiary or any School currently in effect and relating to: (A) recruitment of students for the Schools, including procedures for assisting in the application by prospective students for Student Financial Assistance Program funds; (B) admissions procedures, including any descriptions of procedures for ensuring compliance with Education Department or Accrediting Body requirements applicable to such procedures; (C) procedures for encouraging and verifying attendance, minimum required attendance policies, and other relevant criteria relating to course performance requirements and completion; and (D) procedures for processing, disbursing and returning Student Financial Assistance Program funds (collectively, the "Policy Guidelines"). The applicable operations of the Schools have been conducted in substantial compliance with the Policy Guidelines, which comply in all material respects with Law, Education Department requirements and Accrediting Body standards applicable to the Schools, except as set forth in Section 3.06(b)(vi) of the Company Disclosure Schedule or to the extent that noncompliance would not have a Company Material Adverse Effect.

               (vii) Reports and Audits. Since July 1, 2002, except as set forth in Section 3.06(b)(vii) of the Company Disclosure Schedule, the Company and each of its Subsidiaries and Schools have submitted on a timely basis all reports, audits, and other information, whether periodic in nature or pursuant to specific requests, for the Company, any of its Subsidiaries, and the Schools to all Education Departments and Accrediting Bodies with which such filings are required relating to its compliance with (A) applicable Education Department and Accrediting Body requirements or (B) Student Financial Assistance Program requirements, except, in the case of each of the foregoing clauses, where the failure to submit such reports, audits, and other information would not have a Company Material Adverse Effect.

               (viii) Financial Aid Disbursements. Except as set forth in
Section 3.06(b)(viii) of the Company Disclosure Schedule, since July 1, 2002, each School has calculated and made all Student Financial Assistance Program disbursements in compliance with all Education Department requirements and Accrediting Body standards, except where any such noncompliance would not have a Company Material Adverse Effect.

               (ix) Status of Company and Subsidiaries. Neither the Company, nor any person or entity that exercises Substantial Control over the Company, any of its Subsidiaries, or the Schools (as the term "Substantial Control" is used in 34 C.F.R. Section 668.174(b) and (c)), or member of such person's family (as the term "family" is defined in 34 C.F.R. Section 600.21(f)), alone or together, (A) exercises or exercised Substantial Control over an institution other than the Schools or over a third-party servicer (as that term is defined in 34 C.F.R.
Section 668.2) that owes a liability for a violation of a Title IV Program or other HEA program requirement, or (B) owes a liability for a Title IV Program or other HEA program violation. At no time has the Company, any of its Subsidiaries, or the Schools, nor any person or entity that exercises Substantial Control over any of them, filed for relief in bankruptcy or had entered against it an order for relief in bankruptcy. None of the Company, any of its Subsidiaries, or the Schools, nor any person or entity that exercises Substantial Control over any of them, has pled guilty to, has pled nolo contendere to, or has been found guilty of a crime involving the acquisition, use, or expenditure of funds under the Title IV Programs or has been judicially determined to have committed fraud involving funds under the Title IV Programs. Except as set forth in Section 3.06(b)(ix) of the Company Disclosure Schedule, to the Company's Knowledge, neither the Company, nor any of its Subsidiaries, or Schools have employed any individual or entity in a capacity that involves the administration or receipt of funds under the Title IV Programs, or contracted with any institution or third-party servicer, which has been terminated under the Title IV Programs for a reason involving the acquisition, use, or expenditure of federal, state or local government funds, or has been convicted of, or has pled nolo contendere or guilty to, a crime involving the acquisition, use or expenditure of federal, state, or local government funds, or has been administratively or judicially determined to have committed fraud or any other material violation of law involving federal, state, or local government funds. Other than as would not have a Company Material Adverse Effect, no school not then a School or any third-party servicer (as that term is defined at 34 C.F.R.
Section 668.2) is, or since July 1, 2002 has been, administered commonly, jointly, or in conjunction with the Company or any School, and no other school or organization not then a School has provided educational services on behalf of the Company or any School, except for instruction provided under clinical affiliation, externship, internship, or similar agreements. Other than as would not have a Company Material Adverse Effect, neither the Company nor any School provides, or since July 1, 2002, has provided, any educational instruction for students of a school not then a School for which students could qualify for Title IV Program funding on behalf of any other institution or organization of any sort.

               (x) Delivery of Documents. The Company has provided to Merger Co true and complete copies of all correspondence (excluding general correspondence routinely sent to or received from any Education Department or Accrediting Body) received from or sent by or on behalf of the Company, any Subsidiary, or any School to any Education Department or any

Accrediting Body, to the extent such correspondence is readily available and was sent or received within the past two years or relates to any issue which remains pending, and relates to: (A) any notice that any Education Permit is not in full force and effect or that an event has occurred which constitutes or, with the giving of notice or the passage of time or both, would reasonably be expected to constitute a breach or violation thereunder; (B) any written notice that the Company, any Subsidiary, or any School has violated or are violating any Law administered by any Education Department or any applicable Accrediting Body; (C) any audits, program reviews, investigations, or site visits conducted by any Education Department or any Accrediting Body, or any independent auditor reviewing compliance by the Company, any of its Subsidiaries, or any School with the statutory, regulatory or other requirements of the Title IV Programs; (D) any written notice of an intent to limit, suspend, terminate, revoke, cancel, not renew, or condition any Education Permit of the Company, any of its Subsidiaries, or any School; (E) any written notice of an intent or threatened intent to condition the provision of Title IV Program funds to the Company, any of its Subsidiaries, or any School or the continued operation of any of the Schools on the posting of a letter of credit or other surety in favor of the DOE or any Education Department, and any documentation indicating that such letter of credit is or was posted; (F) any written notice of an intent to provisionally certify the eligibility of any Schools to participate in the Title IV Programs;
(G) the placement or removal of any Schools on or from the reimbursement or cash monitoring method of payment under Title IV Programs; or (H) any matter or proceeding disclosed under Sections 3.06, 3.07, 3.09 or 3.11 of the Company Disclosure Schedule. The Company has made available to Merger Co the audited financial statements of the Company, any Subsidiary and any School, for any fiscal year ended on or after June 30, 2002, to the extent filed with the DOE.

               (xi) Financial Assistance Programs. Section 3.06(b)(xi) of the Company Disclosure Schedule lists each material Student Financial Assistance Program, and the Company has made available to Merger Co true and complete copies of each available contract or agreement listed in Section 3.06(b)(xi) of the Company Disclosure Schedule.

               (xii) Distance Education. For each year ended on or after June 30, 2002, each Institution has complied in all material respects with the applicable regulations codified at 34 C.F.R. Section 600.7 with respect to offering telecommunications programs and enrolling students in telecommunications programs, as those terms are used at 34 C.F.R. Section 600.7. To the extent readily available, the Company has provided to Merger Co the back-up data to support the compliance of each Institution with these distance education requirements in each such year, including any material consortium or articulation agreements related to the provision of online education instruction.

               (xiii) Financial Responsibility. Except as set forth in Section 3.06(b)(xiii) of the Company Disclosure Schedule, since July 1, 2002, neither the Company nor any Institution or School, as applicable, has received written notice from any Education Department, Accrediting Body or other Governmental Entity that any Institution or School owned by the Company or any of its Subsidiaries at the time lacked financial responsibility or was required to post a letter of credit or other form of surety for any reason, including any request for a letter of credit based on late refunds pursuant to 34 C.F.R. Section 668.173.

          3.07 Sarbanes-Oxley Compliance; Internal Controls. The Company has made all certifications and statements required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended, and the related rules and regulations promulgated thereunder (the "Sarbanes-Oxley Act") with respect to the Company's filings pursuant to the Exchange Act. The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange
Act) designed to ensure that material information relating to the Company, including its Material Subsidiaries, is made known on a timely basis to the individuals responsible for the preparation of the Company's filings with the SEC and other public disclosure documents. Except as would not have a Company Material Adverse Effect or as set forth in Section 3.07 of the Company Disclosure Schedule, (a) the Company has established and maintains a system of internal accounting control over financial reporting sufficient to comply with all legal and accounting requirements applicable to the Company, (b) the Company has disclosed, based on its most recent evaluation of internal controls, to the Company's auditors and its audit committee, (i) any significant deficiencies and material weaknesses in the design or operation of its internal accounting controls which are reasonably likely to materially and adversely affect the Company's ability to record, process, summarize, and report financial information, and (ii) any fraud known to the Company that involves management or other employees who have a significant role in internal controls, and (c) the Company has not received any complaint, allegation, assertion, or claim in writing regarding the accounting practices, procedures, methodologies, or methods of the Company or its internal accounting controls over financial reporting, including any such complaint, allegation, assertion, or claim that the Company has engaged in questionable accounting or auditing practices.

          3.08 Governmental Entity or Accrediting Body Approval. As of the date hereof, there exists no fact or circumstance attributable to the Company, any of its Subsidiaries, or any of the Schools, which would reasonably be expected to have a material adverse impact on Merger Co's or the Company's ability to obtain any authorization, consent, or similar approval from the DOE or any other Education Department, Governmental Entity, or Accrediting Body whose authorization, consent, or similar approval is contemplated in connection with this Agreement, including, without limitation, any authorization, consent, or similar approval which must be obtained following the Closing from the DOE or any Education Department or Accrediting Body in order to continue the operations of the Schools as presently conducted.

          3.09 SEC Filings; Financial Statements; Undisclosed Liabilities.

          (a) Except as set forth in Section 3.09(a) of the Company Disclosure Schedule, the Company has filed all forms, reports, statements, schedules, and other documents required to be filed by it with the SEC since July 1, 2003 (together with all exhibits and schedules thereto and all information incorporated therein by reference, the "SEC Reports"). The SEC Reports (i) were prepared in accordance with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act, the Sarbanes-Oxley Act and, in each case, the rules and regulations promulgated thereunder, and
(ii) did not, at the time they were filed, or, if amended prior to the date hereof, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file any form, report, or other document with the SEC. The Company has made available to Merger Co all material correspondence between the SEC, on the one hand, and the Company, on the other hand, since July 1, 2003 through the date of this Agreement.

          (b) Except as set forth in Section 3.09(b) of the Company Disclosure Schedule, each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports, when filed, complied with applicable accounting requirements and with published rules and regulations of the SEC with respect thereto, was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the consolidated financial position, results of operations, and changes in cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject to footnotes and other presentation items, and, in the case of pro forma financial statements, to the qualifications stated therein, and, in the case of unaudited statements, normal and recurring year-end adjustments). All of the Company's Subsidiaries are consolidated for GAAP purposes.

          (c) Except as and to the extent set forth in Section 3.09(c) of the Company Disclosure Schedule or specifically accrued or reserved against in the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2005 (including the notes thereto) included in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2005, neither the Company nor any its Subsidiaries has any liability or obligation of any nature (whether direct, indirect, accrued, absolute, unasserted, contingent, known or unknown, determined or determinable, matured or unmatured or otherwise), except for liabilities and obligations (i) incurred in connection with the transactions contemplated hereby, (ii) incurred in the ordinary course of business and in a manner consistent with past practice after December 31, 2005, (iii) reasonable fees and expenses incurred by the Company in connection with the Merger and the Other Transactions, or (iv) that would not have a Company Material Adverse Effect.

          3.10 Information Supplied. None of the information included or incorporated by reference in the Proxy Statement or any other document filed with the SEC in connection with the Merger (the "Other Filings") will, in the case of the Proxy Statement, at the date it is first mailed to the Company's shareholders or at the time of the Company Shareholders' Meeting or at the time of any amendment or supplement thereof, or, in the case of any Other Filing, at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Merger Co or any Affiliate of Merger Co in connection with the preparation of the Proxy Statement or the Other Filings for inclusion or incorporation by reference therein. The Proxy Statement and the Other Filings that are filed by the Company will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

          3.11 Absence of Certain Changes or Events. Since June 30, 2005, there has not been any Company Material Adverse Effect. Since June 30, 2005 and prior to the date hereof, except as expressly contemplated by this Agreement or as set forth in Section
3.11 of the Company Disclosure Schedule, (a) the Company and its Subsidiaries have conducted their businesses only in the ordinary course of business and in a manner consistent with past practice, (b) neither the Company nor any of its Subsidiaries has suffered any damage, destruction or loss (whether or not covered by insurance), other than in the ordinary course of business, that would have a Company Material Adverse Effect, and (c) neither the Company nor any of its Subsidiaries has taken any action that would materially breach any of the prohibitions set forth in clauses (a) through (r) of Section 5.01 if taken after the date hereof.

          3.12 Absence of Litigation. Except as set forth in Section 3.12 of the Company Disclosure Schedule, there is no litigation, suit, claim, action, proceeding, hearing, petition, grievance, complaint, or investigation (an "Action") pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries, before any Governmental Entity or arbitrator, except such Actions that would not have a Company Material Adverse Effect. To the Knowledge of the Company, the Company knows of no valid basis for any other Actions that would have a Company Material Adverse Effect. As of the date of this Agreement, no executive officer or director of the Company is a defendant in any Action in connection with his status as an executive officer or director of the Company or any of its Subsidiaries. Except as set forth in Section 3.12 of the Company Disclosure Schedule, other than pursuant to Certificates of Incorporation, Bylaws, and other organizational documents, no Contracts between the Company or any Material Subsidiary and any current or former director or officer exists that provides for indemnification. Neither the Company nor any of its Subsidiaries nor any material property or material asset of the Company or any Subsidiary is subject to any continuing order of, consent decree, settlement agreement, or other similar written agreement with, or, to the Knowledge of the Company, continuing investigation by, any Governmental Entity, or any order, writ, judgment, injunction, decree, determination, settlement, stipulation or award of, any Governmental Entity. Except as set forth in Section 3.12 of the Company Disclosure Schedule, there are no outstanding orders, judgments, injunctions, settlements, stipulations, awards, or decrees of any Governmental Entity or Accrediting Body against the Company, its Subsidiaries, or the Schools that would have a Company Material Adverse Effect.

          3.13 Employee Benefit Plans.

          (a) Section 3.13(a) of the Company Disclosure Schedule lists all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance (other than Contracts with individual members of the faculty of the Schools), consulting, change-in-control, collective bargaining, termination, or other benefit plans, programs, arrangements and material Contracts to which the Company or any of its Subsidiaries is a party (whether legally binding or not and whether subject to ERISA or not), which are maintained, contributed to or sponsored by the Company or any of its Subsidiaries for the benefit of any current or former employee, consultant, officer or director of the Company or any of its Subsidiaries (each, a "Company Employee") or pursuant to which the Company or any of its Subsidiaries has or may reasonably be expected to have any material obligations or material liabilities of any nature (whether direct, indirect, accrued, absolute, contingent, determined or determinable, matured or unmatured or otherwise). All such plans, programs, arrangements and Contracts, whether material or not, shall be collectively referred to as the "Plans". The Company has made available to Merger Co a true and complete copy (where applicable) of (A) each Plan (or, where a Plan has not been reduced to writing, a summary of all material Plan terms of such Plan), (B) each trust or funding arrangement prepared in connection with each such Plan, (C) the three most recently filed annual reports on Internal Revenue Service ("IRS") Form 5500 (with attached Schedules) for each Plan, (D) the most recently received IRS determination letter and all material communications with any Governmental Entity for each such Plan, (E) the three most recently prepared actuarial reports and financial statements in connection with each such Plan, and (F) the most recent summary plan description, any summaries of material modification, any employee handbooks, and any material written communications (or a description of any material oral communications) by the Company or its Subsidiaries to any Company Employee concerning the extent of the benefits provided under a Plan.

          (b) None of the Company or any of its Subsidiaries or any other person or entity that, together with the Company or any of its Subsidiaries, is or was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, together with the Company and any of its Subsidiaries, an "ERISA Affiliate") has now or at any time within the past six years (and in the case of any such other person or entity, only during the period within the past six years that such other person or entity was an ERISA Affiliate) contributed to, sponsored, or maintained: (i) a pension plan (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA; (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a "Multiemployer Plan"); or (iii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which an ERISA Affiliate would incur liability under Section 4063 or 4064 of ERISA (a "Multiple Employer Plan"). Except as set forth in Section 3.13(b) of the Company Disclosure Schedule (each, a "Change in Control Agreement"), no Plan exists that would result in the payment to any Company Employee of any money or other property or accelerate or provide any other rights or benefits to any Company Employee as a result of the consummation of the Merger or any other transaction contemplated by this Agreement (whether alone or in connection with any other event). Except as set forth in Section 3.13(b) of the Company Disclosure Schedule, there is no Plan covering any Company Employee that, individually or collectively, would give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G or Section 162(m) of the United States Internal Revenue Code of 1986, as amended (the "Code").

          (c) Each Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS covering all of the material provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified, and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and, to the Knowledge of the Company, no fact or circumstance exists that would result in the revocation of such letter.

          (d) Each Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws, except to the extent such noncompliance would not have a Company Material Adverse Effect, and except as set forth in Section 3.13(d) of the Company Disclosure Schedule, no Plan provides post-termination or retiree welfare benefits, and neither the Company nor any of its Subsidiaries has any obligation to provide any post-termination or retiree welfare benefits other than health care continuation as required by Section 4980B of the Code.

          (e) All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made to each pension plan (as defined in Section 3(2) of ERISA), and to the extent not due have been appropriately accrued on the financial statements described in Section
3.09 in accordance with GAAP. All premiums or other payments which are due have been paid with respect to each welfare plan or fringe benefit plan, and to the extent such amounts are owed with respect to periods prior to the Closing Date but are not yet payable, have been appropriately accrued on the financial statements described in Section 3.09 in accordance with GAAP.

          (f) Each plan that is a "non-qualified deferred compensation plan" (as defined in Section 409A(d)(1) of the Code) and is otherwise subject to the requirements of Section 409A of the Code (together with the guidance and proposed regulations promulgated thereunder, "Section 409A") has been operated and administered in good faith compliance in all material respects with Section 409A since January 1, 2005.

          (g) Except as set forth in Section 3.13(g) of the Company Disclosure Schedule, with respect to any Plan, (i) no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened, except for those that would not be material to the Company,
(ii) to the Knowledge of the Company, no facts or circumstances exist that would give rise to any such Actions, and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the IRS, or other Governmental Entity, is pending, in progress or, to the Knowledge of the Company, threatened, except for those that would not be material to the Company.

          (h) With respect to each Plan that is not subject to United States Law (a "Foreign Benefit Plan"), except as set forth in Section 3.13(h) of the Company Disclosure Schedule or as would not have a Company Material Adverse
Effect: (i) all employer and employee contributions to each Foreign Benefit Plan required by Law or by the terms of such Foreign Benefit Plan have been made or, if applicable, accrued in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Benefit Plan, the liability of each insurer for any Foreign Benefit Plan funded through insurance or the book reserve established for any Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such plan, according to the actuarial assumptions and valuations most recently used and consistent with applicable Law and normal accounting practices to determine employer contributions to such Foreign Benefit Plan, and no transaction contemplated by this Agreement shall cause such assets, reserve or insurance obligations to be less than such benefit obligations; (iii) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; and (iv) each Foreign Benefit Plan is in compliance in all material respects with all applicable Laws.

          3.14 Labor and Employment Matters. Except as set forth in Section 3.14 of the Company Disclosure Schedule, neither the Company nor any of its Material Subsidiaries is a party to any collective bargaining agreement or other labor union agreements applicable to persons employed by the Company or any of its Material Subsidiaries nor, to the Knowledge of the Company, are there any formal activities or proceedings of any labor union to organize any such employees. There are no material unfair labor practice complaints pending against the Company or any of its Material Subsidiaries before the National Labor Relations Board or any other Governmental Entity or any current union representation questions involving employees of the Company or any of its Material Subsidiaries. There is no strike, controversy, slowdown, work stoppage or lockout in progress, or, to the Knowledge of the Company, threatened in writing, by or with respect to any employees of the Company or any of its Material Subsidiaries.

          3.15 Real Property.

          (a) Section 3.15(a) of the Company Disclosure Schedule contains a true and complete list of each parcel of real property owned by the Company or any of its Subsidiaries and sets forth the entity owning such property (the "Owned Real Property"). The Company or the applicable entity identified on Section 3.15(a) of the Company Disclosure Schedule has good and marketable fee simple title to all of the Owned Real Property, in each case free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, options, rights of first offer, rights of first refusal, charges or other claims of third parties of any kind, including any easements or rights-of-way, or other encumbrances (collectively, "Liens"), other than (i) Liens for current taxes not yet due and payable, and water, sewer and other assessments not yet due and payable, (ii) ordinary course inchoate mechanics' and materialmen's Liens for construction in progress with respect to amounts not yet overdue, (iii) ordinary course workmen's, repairmen's, warehousemen's and carriers' Liens, (iv) Liens securing debt reflected as secured debt on the financial statements included or incorporated by reference in the SEC Reports or otherwise disclosed in Section 3.15(a) of the Company Disclosure Schedule, and (v) Liens, matters of record, including, without limitation, easements, rights-of-way, covenants, restrictions, conditions, setbacks, encroachments, gaps and gores, and other imperfections of title, that are typical for the applicable property type and locality, none of which, individually or in the aggregate, materially impairs the use, value or operations of the affected property or materially interferes with the conduct of the business of the Company and its Subsidiaries, taken as a whole, as presently conducted, (collectively, "Permitted Liens"). Copies of title insurance policies obtained by the Company for each parcel of Owned Real Property have been made available to Merger Co to the extent existing and readily available.

          (b) Section 3.15(b) of the Company Disclosure Schedule lists by address each parcel of real property leased or subleased by the Company or any of its Subsidiaries (the "Leased Properties," and, together with the Owned Real Property, the "Real Property"), with the name of the entity holding such leasehold interest, the date of the lease or sublease, any guaranty given by the Company or any of its Subsidiaries in connection therewith and each material amendment to any such lease or sublease. True, correct, and complete copies of all documents pursuant to which the Company or its Subsidiaries lease or sublease the Leased Properties, including all assignments, material amendments and modifications thereto (each a "Lease," and collectively, the "Leases") have been made available to Merger Co. Except as would not have a Company Material Adverse Effect or as disclosed on Section 3.15(b) of the Company Disclosure

Schedule, the Company or one of its Subsidiaries, as applicable, has (i) the exclusive right to the use and occupancy of the Leased Properties, subject to the terms of the applicable lease or sublease relating thereto and (ii) a valid leasehold estate in all Leased Properties free and clear of all Liens, other than Permitted Liens.

          (c) Each Lease is in full force and effect and is valid and enforceable against the Company or the applicable Subsidiary of the Company, and, to the Knowledge of the Company, any counterparty thereto, in accordance with its terms, and there is no material default under any Lease either by the Company or one of its Subsidiaries party thereto or, to the Company's Knowledge, by any other party thereto and, to the Company's Knowledge, no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a material default by the Company or any of its Subsidiaries thereunder.

          (d) There does not exist any pending or, to the Company's Knowledge, threatened condemnation or eminent domain proceedings with respect to any parcel of Real Property and, to the Company's Knowledge, neither the Company nor any of its Subsidiaries have received any written notice of the intention of a Governmental Entity or other Person to take or use any parcel of Real Property.

          (e) To the Knowledge of the Company, there are no latent defects or adverse physical conditions affecting any parcel of Real Property or the improvements thereon that would materially interfere with the operation of the Real Property.

          3.16 Intellectual Property.

          (a) Except as set forth in Section 3.16(a) of the Company Disclosure Schedule or as would not have a Company Material Adverse Effect, (i) there are no Actions instituted or pending against the Company or any of its Subsidiaries or, to the Knowledge of the Company, threatened by any person contesting or challenging the right of the Company or any of its Subsidiaries to use any of their Intellectual Property, and to the Knowledge of the Company, no person is infringing or otherwise violating the Intellectual Property of the Company or any of its Subsidiaries; (ii) each trademark registration, service mark registration, copyright registration, domain name registration, and patent, which is owned by the Company or any of its Subsidiaries has been maintained in good standing and, with respect to those licensed to the Company or any of its Subsidiaries, has, to the Knowledge of the Company, been maintained in good standing; (iii) there is no Intellectual Property owned by a third party which, to the Company's Knowledge, the Company or any of its Subsidiaries are using without a license; (iv) the Company and each of its Subsidiaries own or possess adequate licenses or other rights to use all Intellectual Property necessary to conduct the Company's business as now conducted; (v) neither the Company nor any of its Subsidiaries has received any written, or to the Company's Knowledge, oral notice claiming that it has infringed or otherwise violated any Intellectual Property of any third parties; (vi) the Company and its Subsidiaries make reasonable efforts to protect and maintain their Intellectual Property and the security of their systems and software; and (vii) to the Company's Knowledge, the consummation of the Merger and the Other Transactions contemplated by this Agreement will not impair the validity, enforceability, ownership or right of the Company or any of its Subsidiaries to use its Intellectual Property. To the Knowledge of the Company, the Company and its Subsidiaries are in compliance in all material respects with applicable Laws relating to data protection and privacy and their own privacy policies.

          (b) Section 3.16(b) of the Company Disclosure Schedule sets forth all registered trademarks and registered service marks, trademark and service mark applications, and to the Knowledge of the Company, all patents and patent applications, currently owned by the Company and its Subsidiaries that are material to the business of the Company and its Subsidiaries, taken as a whole.

          (c) For purposes of this Agreement, "Intellectual Property" means (i) all inventions or discoveries (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all United States and foreign patents, patent applications, and patent disclosures; (ii) all trade names, trade dress, logos, slogans, brand names, corporate names, domain names, trademarks, service marks and other source indicators, and all goodwill associated therewith; (iii) all copyrightable works (including files, computer programs, software, firmware, Internet site content, databases and compilations, advertising and promotional materials, curricula, course materials, instructional video tapes, tape recordings, visual aids and textual works) and copyrights; and (iv) all trade secrets and confidential, proprietary, or non-public business information (including ideas, research and development, know-how, technology, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals).

          3.17 Taxes.

          (a) Except as set forth in Section 3.17(a) of the Company Disclosure Schedule, (i) the Company and its Subsidiaries have timely filed or caused to be filed or will timely file or cause to be filed (taking into account any extension of time to file granted or obtained) all Tax Returns required to be filed by them, and any such filed Tax Returns are true, correct and complete,
(ii) the Company and its Subsidiaries have timely paid (or have had paid on their behalf) or will timely pay any Taxes due and payable except to the extent that such Taxes are being contested in good faith and for which the Company or the appropriate Subsidiary of the Company has set aside adequate reserves in accordance with GAAP, other than reserves for deferred Taxes reflecting the differences between book and Tax bases and liabilities and (iii) adequate reserves in accordance with GAAP have been established by the Company and its Subsidiaries for all Taxes not yet due and payable in respect of taxable periods ending on the date hereof. To the Knowledge of the Company, no claim for unpaid Taxes has become a Lien against the property of the Company or any of its Subsidiaries or is being asserted against the Company or any of its Subsidiaries. All material amounts of Tax required to be withheld by the Company and its Subsidiaries have been or will be timely withheld and paid over to the appropriate Tax authority.

          (b) Except as set forth in Section 3.17(b) of the Company Disclosure Schedule, no deficiency for any material amount of Tax has been asserted or assessed by any Governmental Entity in writing against the Company or any of its Subsidiaries (or, to the Knowledge of the Company, has been threatened or proposed), except for deficiencies which have been satisfied by payment, settled or been withdrawn or which are being contested in good faith and are Taxes for which the Company or the appropriate Subsidiary of the Company has set aside adequate reserves in accordance with GAAP, other than reserves for deferred Taxes reflecting the differences between book and Tax bases and liabilities.

          (c) Except as set forth in Section 3.17(c) of the Company Disclosure Schedule, (i) there are no pending or, to the Knowledge of the Company, threatened audits, examinations, investigations or other proceedings in respect of a material amount of Taxes of the Company or any of its Subsidiaries with respect to which the Company or a Subsidiary of the Company has been notified in writing and (ii) neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of a material amount of Taxes or agreed to any extension of time with respect to an assessment or deficiency for a material amount of Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).

          (d) Except as set forth in Section 3.17(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any indemnification, allocation, or sharing agreement, with respect to Taxes that would give rise to a material payment or indemnification obligation (other than agreements among the Company and its Subsidiaries and customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which does not relate to Taxes).

          (e) Neither the Company nor any of its Subsidiaries is required to make any disclosure to the IRS with respect to a "listed transaction" pursuant to Section 1.6011-4(b)(2) of the Treasury Regulations promulgated under the Code.

          (f) Neither the Company nor any of its Subsidiaries (i) is or has ever been a member of an affiliated group (other than a group the common parent of which is the Company) filing a consolidated federal income Tax Return or (ii) has any liability for Taxes of any person arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract or otherwise.

          (g) Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

          (h) The Company will not be required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the Closing Date as a result of (i) a change in method of accounting occurring prior to the Closing Date, (ii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (iii) a prepaid amount received prior to the Closing Date or (iv) deferred gains arising prior to the Closing Date.

          (i) For purposes of this Agreement:

          "Tax" or "Taxes" mean any and all federal, state, local and foreign income, gross receipts, payroll, employment, excise, stamp, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum, estimated, or other taxes (together with interest, penalties and additions to tax imposed with respect thereto) imposed by any Governmental Entity.

          "Tax Returns" means returns, declarations, claims for refund, or information returns or statements, reports, and forms, relating to Taxes filed or required to be filed with any Governmental Entity (including any schedule or attachment thereto) with respect to the Company or its Subsidiaries, including any amendment thereof.

          3.18 Environmental Matters.

          (a) Except as set forth in Section 3.18 of the Company Disclosure
Schedule: (i) none of the Company or any of its Subsidiaries is in violation in any material respect of any Environmental Law or, except for any violation that has been fully resolved, has violated in any material respect in the past any Environmental Law; (ii) the Company has not released, and to the Knowledge of the Company, there is and has been no release of Hazardous Substances which would reasonably be expected to give rise to a material liability of, or otherwise result in material costs to the Company or any of its Subsidiaries at, on or under any of the properties currently or formerly owned by the Company or any of its Subsidiaries, or at any other location (including, without limitation, any location to which Hazardous Substances have been sent by or on behalf of the Company for re-use, recycling, treatment, storage or disposal;
(iii) the Company and its Subsidiaries have obtained and are in compliance in all material respects with all required Environmental Permits and, except for any noncompliance that has been fully resolved, have been in the past in compliance in all material respects with such Environmental Permits; (iv) there are no claims or notices issued to, or pending against, or, to the Knowledge of the Company, threatened against, the Company or any of its Subsidiaries alleging material violations of or material liability under any Environmental Law or otherwise concerning the presence, release, or management of Hazardous Substances; (v) neither the Company nor any of its Subsidiaries has received any written request for information, or been notified that it is a potentially responsible party under or relating to the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or with respect to any Hazardous Substances; and (vi) neither the Company nor any of its Subsidiaries has assumed or retained, by contract or operation of law, any material liabilities of any kind, fixed or contingent, known or unknown, under any Environmental Law or with respect to any Hazardous Substances.

          (b) For purposes of this Agreement:

          "Environmental Laws" means any Laws relating to (A) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage, emission, discharge or disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) pollution or protection of the environment or protection of human health and safety as such is affected by Hazardous Substances or materials containing Hazardous Substances.

          "Environmental Permits" means any permit, license, registration, approval, notification, exemption or any other authorization required under or pursuant to Environmental Law.

          "Hazardous Substances" means those substances, materials, or wastes, defined as toxic, hazardous, acutely hazardous, pollutants or contaminants, in or regulated under any of the following United States federal statutes: the Hazardous Substances Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; comparable Laws of any other Governmental Entity; and any regulations under any of the foregoing; and includes, without limitation, any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea formaldehyde insulation, asbestos, molds, pollutants, contaminants, radioactivity, and any other harmful or deleterious substance that would reasonably be expected to have an adverse effect on human health or the environment.

          3.19 Specified Contracts.

          (a) Except as set forth in Section 3.19(a) of the Company Disclosure Schedule, (i) each Specified Contract is a legal, valid, and binding obligation of the Company or a Subsidiary, as applicable, in full force and effect and enforceable against the Company or a Subsidiary, as applicable, in accordance with its terms, subject to the Bankruptcy and Equity Exception, (ii) the Company has not received written notice, and has no reason to believe, that any Specified Contract is not a legal, valid, and binding obligation of the counterparty thereto, in full force and effect and enforceable against such counterparty in accordance with its terms, subject to the Bankruptcy and Equity Exception, (iii) neither the Company nor any of its Subsidiaries is and, to the Company's Knowledge, no counterparty is in breach or violation of, or default under, in any material respect, any Specified Contract, (iv) none of the Company or any of its Subsidiaries have received any claim of default under any Specified Contract, and (v) to the Company's Knowledge, no event has occurred which would result in a material breach or material violation of, or a material default under, any Specified Contract (in each case, with or without notice or lapse of time or both).

          (b) For purposes of this Agreement, the term "Specified Contract" means any of the following Contracts (together with all exhibits and schedules thereto) to which the Company or any of its Subsidiaries is a party as of the date hereof:

               (i) any limited liability company agreement, joint venture, or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and its Subsidiaries, taken as a whole, other than any such limited liability company, partnership or joint venture that is a Subsidiary of the Company;

               (ii) any Contract (other than among consolidated Company Subsidiaries or capital or operating leases) relating to (A) indebtedness for borrowed money and having an outstanding principal amount in excess of $3,000,000 or (B) conditional sale arrangements or obligations secured by a Lien, in each case in connection with which the aggregate actual or contingent obligations of the Company and its Subsidiaries under such Contract are greater than $3,000,000;

               (iii) any Contract filed or required to be filed as an exhibit to the Company's Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed or required to be disclosed by the Company in a Current Report on Form 8-K, other than Plans disclosed in
Section 3.13(a) of the Company Disclosure Schedule;

               (iv) any Contract that purports to limit the right of the Company or its Material Subsidiaries (A) to engage or compete in any line of business or
(B) to compete with any person or operate in any location, in the case of each of (A) and (B), in any respect material to the business of the Company and its Subsidiaries, taken as a whole;

               (v) any Contract entered into after September 30, 2005 or not yet consummated for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets constituting a business or business unit or of capital stock or other equity interests of another person for aggregate consideration under such Contract in excess of $5,000,000;

               (vi) any lease of real or personal property providing for annual rentals of $1,000,000 or more;

               (vii) any Contract providing for the sale or exchange of, or option to sell or exchange, any Real Property, or for the purchase or exchange of, or option to purchase or exchange any real estate;

               (viii) any Contract which by its terms calls for aggregate payments by the Company and its Subsidiaries under such Contract of more than $5,000,000 over the remaining term of such Contract;

               (ix) any acquisition Contract pursuant to which the Company or any of its Subsidiaries has (A) continuing indemnification that would reasonably be likely to result in aggregate payments in excess of $2,000,000 or (B) "earn-out" or other contingent payment obligations that would reasonably be likely to result in aggregate payments in excess of $1,000,000;

               (x) collective bargaining agreements;

               (xi) Contracts containing covenants restricting the payment of dividends;

               (xii) any Contract for the purchase of materials, supplies, goods, services, equipment or other assets that is not terminable without material penalty on 90 days notice by the Company or its Subsidiaries and that provides for or is reasonably likely to require either (A) annual payments to or from the Company and its Subsidiaries of $2,000,000 or more, or (B) aggregate payments to or from the Company and its Subsidiaries of $5,000,000 or more;

               (xiii) any license, royalty or other Contract concerning material Intellectual Property owned, held or used by the Company or its Subsidiaries that cannot be terminated on 90 days notice and provides for or is reasonably likely to require either (A) annual payments to or from the Company and its Subsidiaries of $750,000 or more, or (B) aggregate payments to or from the Company and its Subsidiaries of $1,500,000 or more; and

               (xiv) any advertising or other promotional Contract that (A) provides for or is reasonably likely to require either (1) annual payments to or from the Company and its Subsidiaries of $1,000,000 or more, or (2) aggregate payments to or from the Company and its Subsidiaries of $2,000,000 or more, and
(B) cannot be terminated on 90 days notice.

A true and complete list of the Specified Contracts is set forth in Section 3.19(b) of the Company Disclosure Schedule. The Company has made available to Merger Co true and complete copies of all of the Specified Contracts including any amendments thereto.

          (c) Except as disclosed in the Company's SEC Reports, there are no Contracts between the Company or any Subsidiary, on the one hand, and any (i) officer or director of the Company or any Subsidiary, (ii) record or beneficial owner of five percent or more of the voting securities of the Company, or (iii) associate (as defined in 12b-2 under the Exchange Act) or affiliate of any such officer, director or record or beneficial owner, on the other hand, except those of a type available to employees generally.

          3.20 Insurance. Section 3.20 of the Company Disclosure Schedule sets forth a complete and correct list of all material insurance policies or fidelity bonds owned, held by or for the benefit of the Company, each Subsidiary of the Company or any of their assets, businesses, operations, employees, officers or directors, true and complete copies of which have been made available to Merger Co. With respect to each such insurance policy, except as forth in Section 3.20 of the Company Disclosure Schedule or as would not have a Company Material Adverse Effect: (a) the policy is legal, valid, binding, and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (b) neither the Company nor any of its Subsidiaries is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Company's Knowledge, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; (c) to the Knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation; (d) no notice of cancellation or termination has been received other than in connection with ordinary renewals; and (e) the policy is sufficient for compliance in all material respects with the requirements of Law and of all Contracts to which the Company or its Subsidiaries are parties or otherwise bound.

          3.21 Board Approval; Vote Required.

          (a) The Company Board, by resolutions duly adopted at a meeting duly called and held, has (i) determined that this Agreement, the Merger and the Other Transactions are fair to and in the best interests of the Company and its shareholders, (ii) approved this Agreement, the Merger and the Other Transactions and declared their advisability, and (iii) recommended that the shareholders of the Company adopt this Agreement and directed that this Agreement be submitted for consideration by the Company's shareholders at the Company Shareholders' Meeting (collectively, the "Company Board Recommendation").

          (b) The only vote of the holders of any class or series of capital stock or other securities of the Company necessary to adopt this Agreement or consummate the Other Transactions is the affirmative vote of the holders of a majority of the votes cast by all holders of

Company Common Stock entitled to vote thereon in favor of the adoption of this Agreement (the "Shareholder Approval").

          3.22 Company Rights Agreement. The Company has amended, and the Company and the Company Board have taken all necessary action to amend, the Company Rights Agreement to render the Rights inapplicable to the execution and delivery of this Agreement and consummation of the Merger and to ensure that (a) neither Merger Co nor any of its wholly owned Subsidiaries is an Acquiring Person (as defined in the Company Rights Agreement) pursuant to the Company Rights Agreement, and (b) a Shares Acquisition Date or Distribution Date (in each case defined in the Company Rights Agreement) does not occur solely by reason of the execution of this Agreement, the Merger, or the Other Transactions. The Company and the Company Board have taken all actions necessary to ensure that the Rights shall expire immediately prior to the Effective Time, without the payment of any money or other consideration.

          3.23 Interested Party Transactions. Since the date of the Company's last definitive proxy statement for its annual meeting of its shareholders and except as disclosed in Section 3.23 of the Company Disclosure Schedule, no event has occurred that would be required to be reported by the Company pursuant to
Item 404 of Regulation S-K promulgated by the SEC.

          3.24 Opinions of Financial Advisors. The Company has received the opinions of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") and Lazard Freres & Co. LLC (together with Merrill Lynch, the "Company Financial Advisors"), to the effect that, as of the date of this Agreement, the Merger Consideration to be received by the holders of Company Common Stock is fair, from a financial point of view, to such holders. Executed copies of such opinions were delivered to Merger Co on the date hereof.

          3.25 Brokers. No broker, finder, or investment banker other than the Company Financial Advisors is entitled to any brokerage, finder's, or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company. The Company has furnished to Merger Co a complete and correct copy of any Contract between the Company and each Company Financial Advisor pursuant to which the Company Financial Advisor would be entitled to any payment from the Company relating to the transactions contemplated hereby.

          3.26 State Takeover Statutes. The Company has previously taken all necessary action to render the provisions of the Pennsylvania anti-takeover statutes in Sections 2538 through 2588 inclusive of the PBCL (the "PA Anti-Takeover Statutes"), that may be applicable to the Merger and the Other Transactions, inapplicable to Merger Co and any of its Subsidiaries and their respective Affiliates, and to this Agreement, the Merger, and the Other Transactions. No other "control share acquisition," "fair price" or other anti-takeover regulations apply to the Merger and the Other Transactions.

                                   ARTICLE 4

                   REPRESENTATIONS AND WARRANTIES OF MERGER CO

          Merger Co hereby represents and warrants to the Company that:

          4.01 Corporate Organization. Merger Co is a corporation duly organized, validly subsisting, and in good standing under the laws of the Commonwealth of Pennsylvania and has the requisite corporate power and authority and all necessary governmental approvals to own, lease, and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, subsisting, or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, prevent or materially delay consummation of the Merger or the Other Transactions or otherwise prevent or materially delay Merger Co from performing its obligations under this Agreement.

          4.02 Articles of Incorporation and Bylaws. Merger Co has delivered to the Company a complete and correct copy of the Articles of Incorporation and Bylaws of Merger Co, each as amended to date. Such Articles of Incorporation and Bylaws are in full force and effect. Merger Co is not, nor has it been, in violation of any of the provisions of its Articles of Incorporation or Bylaws.

          4.03 Authority Relative to this Agreement. Merger Co has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the Merger and the Other Transactions. The execution, delivery, and performance of this Agreement by Merger Co and the consummation of the Merger have been duly and validly authorized by all necessary corporate action, and no other corporate or other proceedings on the part of Merger Co are necessary to authorize this Agreement or to consummate the Merger. This Agreement has been duly and validly executed and delivered by Merger Co and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid, and binding obligation of Merger Co, enforceable against Merger Co in accordance with its terms, subject to the Bankruptcy and Equity Exception.

          4.04 No Conflict; Required Filings and Consents.

          (a) The execution and delivery of this Agreement by Merger Co do not, and the performance of this Agreement by Merger Co and the consummation by Merger Co of the Merger will not, (i) conflict with or violate its Articles of Incorporation or Bylaws, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.04(b) have been obtained and all filings and obligations described in Section 4.04(b) have been made, violate any Law applicable to Merger Co or by which any material property or material asset of Merger Co is bound or materially affected, or (iii) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, give others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any material property or material assets of Merger Co or pursuant to any Contract to which Merger Co is a party or by which Merger Co or any material property or material asset of Merger Co is bound or materially affected, except, with respect to clauses (ii) and (iii), for any such violations, breaches, defaults, or other occurrences which would not, individually or in the aggregate, prevent, or materially delay consummation of the Merger or otherwise prevent or materially delay Merger Co from performing its obligations under this Agreement.

          (b) The execution and delivery of this Agreement by Merger Co do not, and the performance of this Agreement by Merger Co and the consummation by Merger Co of the Merger will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or Education Department, except for (i) applicable requirements, if any, of the Exchange Act, (ii) the pre-merger notification requirements of the HSR Act and the competition or merger control Laws of any other applicable jurisdiction,
(iii) the filing and recordation of appropriate merger documents, including the Articles of Merger, as required by the PBCL and appropriate documents with the relevant authorities of other states in which the Company or any of the Subsidiaries is qualified to do business, (iv) any required filing with, and any required approval of, the NASD, (v) filings required as a result of facts or circumstances solely attributable to the Company, or (vi) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of the Merger or otherwise prevent or materially delay Merger Co from performing its obligations under this Agreement.

          4.05 Information Supplied. None of the information supplied by Merger Co or any Affiliate of Merger Co or by any Equity Investor for inclusion or incorporation by reference in the Proxy Statement or the Other Filings will, in the case of the Proxy Statement, at the date it is first mailed to the Company's shareholders or at the time of the Company Shareholders' Meeting or at the time of any amendment or supplement thereof, or, in the case of any Other Filing, at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation is made by Merger Co with respect to statements made or incorporated by reference therein based on information supplied by the Company in connection with the preparation of the Proxy Statement or the Other Filings for inclusion or incorporation by reference therein. All Other Filings that are filed by Merger Co, if any, in connection with the Merger will comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder.

          4.06 Absence of Litigation. As of the date of this Agreement, there is no Action pending or, to the Knowledge of Merger Co, threatened, against Merger Co or any of its Affiliates or any Equity Investor before any Governmental Entity or Education Department that would or seeks to materially delay or prevent the consummation of the Merger. As of the date of this Agreement, none of Merger Co, its Affiliates, or any Equity Investor is subject to any continuing order of, consent decree, settlement agreement, or other similar written agreement with, or, to the Knowledge of Merger Co, continuing investigation by, any Governmental Entity or Education Department, or any order, writ, judgment, injunction, decree, determination, or award of any Governmental Entity or Education Department that would or seeks to delay or prevent the consummation of the Merger.

          4.07 Operations of Merger Co. Merger Co was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities, and has conducted its operations only as contemplated by this Agreement.

          4.08 Financing. Merger Co has delivered, or caused to be delivered, to the Company, correct, complete, and fully executed copies of (a) a signed commitment letter from GS Capital Partners V Fund, L.P., GS Capital Partners V Offshore Fund, L.P., GS Capital Partners V Institutional, L.P., GS Capital Partners V GmbH & Co. KG, Providence Equity Partners V L.P. and Providence Equity Partners V-A L.P. (collectively, the "Equity Investors"), to make or cause to be made, an equity investment in Merger Co in the aggregate amount of $1,338,785,494 (the "Equity Commitment Letter") and (b) a signed financing commitment from Bank of America, N.A., Banc of America Bridge LLC, Banc of America Securities LLC, Goldman Sachs Credit Partners L.P., Credit Suisse, Credit Suisse Securities (USA) LLC, Merrill Lynch Capital Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Debt Commitment Letter") to provide Merger Co, the Company, and certain existing or future Subsidiaries or parents of Merger Co or the Company with (A) at least $1,185,000,000 in senior secured debt financing and (B) at least $760,000,000 in a combination of senior unsecured and senior subordinated financing (together with the Equity Commitment Letter, referred to, collectively, as the "Commitments," and individually, as a "Commitment"). Assuming consummation of the financing transactions contemplated by the Commitments, Merger Co shall have at the Closing and at the Effective Time proceeds in connection with the Commitments in an aggregate amount sufficient to consummate the Merger upon the terms contemplated by this Agreement. The equity contribution of the Equity Investors in Merger Co immediately prior to the Effective Time will not be less, and the debt of the Surviving Corporation immediately following the Effective Time incurred as a result of the Merger and the Other Transactions will not be greater, than the respective amount of equity and debt set forth in that certain letter dated January 30, 2006 to the DOE describing the proposed terms, structure, and financing of the Merger (the "DOE Request Letter"). The Commitments comply with the terms, structure, and financing set forth in the DOE Request Letter. Each of the Commitments, in the form so delivered, is a legal, valid, and binding obligation of the parties thereto, has not been amended, and is in full force and effect as of the date hereof. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of Merger Co under any Commitment. The Commitments are subject to no contingency or conditions other than those set forth in the copies of the Commitments delivered to the Company. Merger Co has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in any Commitment. Merger Co has fully paid any and all commitment fees and other fees required by the Commitments to be paid as of the date hereof.

          4.09 Guaranty. Concurrently with the execution of this Agreement, Merger Co has delivered to the Company a guaranty (the "Guaranty") from each of the Equity Investors (each, a "Guarantor"). Each Guaranty, in the form delivered to the Company, has been duly executed and delivered by the applicable Guarantor and is a valid, legal, and binding obligation of each such Guarantor and is in full force and effect, and no event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of any Guarantor under its respective Guaranty.

          4.10 Brokers. The Company will not be responsible for any brokerage, finder's or other fee or commission to any broker, finder or investment banker in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Merger Co.

          4.11 Solvency. Assuming the accuracy of the representations and warranties contained in Article 3 and compliance with the Company's obligations in Section 5.01, at the Effective Time, the Surviving Corporation and each of its Subsidiaries, after taking into account consummation of the Merger, the transactions contemplated by the Commitments (and any Alternative Financing), and the way Merger Co intends that the businesses of the Company and its Subsidiaries be operated after the Effective Time (including transactions contemplated by the Commitments), (a) will be able to pay its debts, including its stated and contingent liabilities as they mature, (b) will not have unreasonably small capital for the business in which it is and will be engaged, and (c) will be solvent.

          4.12 Governmental Entity or Accrediting Body Approval. As of the date hereof, there exists no fact or circumstance attributable to Merger Co or any of its Subsidiaries or any Equity Investor (or any person or entity that exercises Substantial Control (as such term is defined in Section 4.13) over any of the foregoing), which would reasonably be expected to have a material adverse impact on the Company's or Merger Co's ability to obtain any authorization, consent, or similar approval from the DOE or any other Education Department, Governmental Entity, or Accrediting Body whose authorization, consent, or similar approval is contemplated in connection with this Agreement, including, without limitation, any authorization, consent, or similar approval which must be obtained following the Closing from the DOE or any Education Department or Accrediting Body in order to continue the operations of the Schools as presently conducted; provided that no representation or warranty is made in this Section 4.12 with respect to the effect of the expected leverage of the Company after the Effective Date.

          4.13 Status of Investors and Borrowers. From July 1, 2002 to the date hereof, or in the case of Merger Co, its formation date, none of Merger Co, any person or entity that exercises Substantial Control over Merger Co or any Equity Investor, or member of such person's family (as the term "family" is defined in 34 C.F.R. Section 600.21(f)), alone or together, (a) exercises or exercised Substantial Control over a post-secondary institution or third-party servicer (as that term is defined in 34 C.F.R. Section 668.2) that owes a liability for a violation of a Title IV Program or other HEA program requirement, or (b) owes a liability for a Title IV Program or other HEA program violation. At no time has any of Merger Co, any person or entity that exercises Substantial Control over Merger Co or any Equity Investor, filed for relief in bankruptcy or had entered against it an order for relief in bankruptcy. None of Merger Co, any person or entity that exercises Substantial Control over Merger Co or any Equity Investor, has pled guilty to, has pled nolo contendere to, or has been found guilty of a crime involving the acquisition, use, or expenditure of funds under the Title IV Programs or has been judicially determined to have committed fraud involving funds under the Title IV Programs. From July 1, 2002 to the date hereof, to Merger Co's Knowledge, neither Merger Co nor any Equity Investor has employed any individual or entity in a capacity that involves the administration or receipt of funds under the Title IV programs, or contracted with any institution or third-party servicer, which has been terminated under the Title IV Programs for a reason involving the acquisition, use, or expenditure of federal, state or local government funds, or has been convicted of, or has pled nolo contendere or guilty to, a crime involving the acquisition, use or expenditure of federal, state, or local government funds, or has been administratively or judicially determined to have committed fraud or any other material violation of law involving federal, state, or local government funds.

                                    ARTICLE 5

                     CONDUCT OF BUSINESS PENDING THE MERGER

          5.01 Conduct of Business by the Company Pending the Merger. Between the date of this Agreement and the Effective Time (or the earlier termination of this Agreement in accordance with Article 8), except as expressly contemplated by this Agreement or as set forth in Section 5.01 of the Company Disclosure Schedule, the businesses of the Company and its Subsidiaries shall be conducted only in, and the Company and its Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice and in compliance in all material respects with applicable Law, and the Company shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts consistent with past practice to preserve substantially intact the business organization of the Company and its Subsidiaries and to preserve the assets and properties of the Company and its Subsidiaries in good repair and condition and to preserve any material business relationships of the Company and its Subsidiaries, in each case, in the ordinary course of business and in a manner consistent with past practice. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or as set forth in
Section 5.01 of the Company Disclosure Schedule, the Company agrees that neither the Company nor any of its Subsidiaries shall, between the date of this Agreement and the Effective Time (or the earlier termination of this Agreement in accordance with Article 8), directly or indirectly, do any of the following without the prior written consent of Merger Co (which consent shall not be unreasonably withheld):

          (a) amend or otherwise change its Articles of Incorporation or Bylaws (or similar organizational documents);

          (b) issue, sell, pledge, dispose of, grant, encumber or otherwise subject to any Lien, or authorize such issuance, sale, pledge, disposition, grant or encumbrance of or subjection to such Lien, (i) any shares of any class of capital stock of the Company or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, Rights, or any other ownership interest (including any phantom interest), of the Company or any of its Subsidiaries except for the issuance of Shares (and Rights associated with the Shares) issuable pursuant to the exercise of any Company Stock Options outstanding on the date hereof under Company Stock Option Plans as in effect as of the date hereof, or in connection with Share purchases under the ESPP to the extent set forth in Section 6.06(e) or (ii) any material assets of the Company or any Subsidiary of the Company, except for the sale of obsolete or worn out assets in the ordinary course of business and in a manner consistent with past practice;

          (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends by any direct or indirect wholly owned Subsidiary of the Company to the Company or any other wholly-owned Subsidiary of the Company;

          (d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any capital stock of the Company or any of its Subsidiaries, other than in connection with the exercise of employee stock options or the withholding of shares of Company Common Stock by the Company in satisfaction of personal income tax obligations in connection with the vesting of Restricted Shares;

          (e) (i) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof, other than acquisitions in the ordinary course of business in an existing line of business that do not have a value (including the amount of any assumed indebtedness) in excess of $7,500,000, individually, or $15,000,000, in the aggregate, (ii) repurchase, repay, cancel or incur any indebtedness for borrowed money, other than (A) capital leases in the ordinary course of business consistent with past practice or (B) under the Credit Agreement in the ordinary course of business consistent with past practice; (iii) grant any security interest in any of its assets; (iv) issue any debt securities or assume, endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, except in the ordinary course of business and consistent with past practice; (v) except to the extent the amount is reflected in the current operating budget of the Company provided to Merger Co prior to the date hereof, authorize, or make any commitment with respect to, any capital expenditure, other than capital expenditures in the ordinary course of business and not in excess of $5,000,000, individually, or $15,000,000 in the aggregate, for the Company and its Subsidiaries taken as a whole; (vi) enter into any new line of business outside of its current business segments; (vii) make investments in persons other than wholly owned Subsidiaries, other than ordinary course investments in accordance with the Company's existing written investment policy provided to Merger Co prior to the date hereof; or (viii) acquire, enter into, or extend any option to acquire, or exercise an option to acquire, real property, or commence construction of, or enter into any contract to develop or construct, other real estate projects;

          (f) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or, except in the ordinary course of business, any Subsidiary of the Company (other than the Merger);

          (g) (i) except as required by Law or the Treasury Regulations promulgated under the Code, make any change (or file any such change) in any method of Tax accounting or (ii) make, change or rescind any material Tax election, settle or compromise any material Tax liability, audit, claim, or assessment, or surrender any right to claim for a Tax refund, file any amended Tax Return involving a material amount of additional Taxes (except as required by Law), enter into any closing agreement relating to Taxes, or waive or extend the statute of limitations in respect of Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business);

          (h) make any change to its methods of accounting in effect at December 31, 2005, except (i) as required by changes in GAAP (or any interpretation thereof) or Regulation S-X of the Exchange Act, (ii) as may be required by a change in applicable Law, or (iii) as disclosed in the SEC Reports filed after December 31, 2005 and prior to the date hereof or as required by a Governmental Entity or quasi-Governmental Entity (including the Financial Accounting Standards Board (the "FASB") or any similar organization);

          (i) write up, write down, or write off the book value of any assets of the Company and its Subsidiaries, other than (i) in the ordinary course of business and consistent with past practice or (ii) as may be required by GAAP or FASB;

          (j) (i) take any action that would be reasonably likely to prevent or materially delay satisfaction of the conditions contained in Section 7.01 or
7.02 or the consummation of the Merger or (ii) take any action that would have a Company Material Adverse Effect;

          (k) enter into any agreement that restricts the ability of the Company or any of its Subsidiaries to engage or compete in any line of business;

          (l) effectuate a "mass layoff," as such term is defined in the Worker Adjustment and Retraining Notification Act of 1988;

          (m) open any new Schools or undertake any other intentional activities that would subject the Company or any School to the jurisdiction of a new institutional Accrediting Body;

          (n) except as required pursuant to existing written agreements or Plans set forth on Section 5.01 of the Company Disclosure Schedule, in effect prior to the execution of this Agreement, or as otherwise required by Law, (i) increase the compensation payable or to become payable (including bonuses or bonus opportunities) or the benefits provided to Company Employees, except for increases in compensation in the ordinary course of business consistent with past practice with respect to active Company Employees who are not executive officers or directors; (ii) grant any retention, severance, termination or similar pay to any Company Employee; (iii) establish, adopt, enter into, renew, terminate or amend any Plan (whether or not such Plan would be a Plan on the date hereof) for the benefit of any Company Employee, except amendments and terminations required by applicable Law; or (iv) grant any equity or equity-based awards;

          (o) fail to maintain in full force and effect the existing insurance policies (or comparable replacement policies) covering the Company and its Subsidiaries and their respective properties, assets and businesses;

          (p) amend, modify or consent to the termination of any Specified Contract or enter into, amend or modify any agreement that would be required to be set forth in Section 3.19(b) of the Company Disclosure Schedule if in effect, as entered into, amended or modified, on the date of this Agreement pursuant to Sections 3.19(b)(ii), (iii), (vi), (viii) and (xi);

          (q) settle or compromise any material Action whether administrative, civil or criminal, in law or in equity; or

          (r) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

          5.02 Conduct of Business by Merger Co Pending the Merger. Between the date of this Agreement and the Effective Time (or the earlier termination of this Agreement in accordance with Article 8), Merger Co shall not, directly or indirectly, take any action that would prevent or materially delay the satisfaction of the conditions contained in
Section 7.01 or 7.03 or the consummation of the Merger (it being understood that nothing contained in this Section 5.02 shall prevent Merger Co from taking actions in accordance with, and consistent with the time periods permitted by,
Section 6.08).

                                    ARTICLE 6

                              ADDITIONAL AGREEMENTS

          6.01 Proxy Statement; Other Filings. As promptly as practicable following the date of this Agreement (but in any event within 15 Business Days thereafter unless the parties shall otherwise agree), (a) the Company shall prepare (in consultation with Merger Co) and file with the SEC the preliminary Proxy Statement, and (b) each of the Company and the Merger Co shall, or shall cause their respective Affiliates to, prepare and file with the SEC all Other Filings that are required to be filed by such party in connection with the transactions contemplated hereby. Each of the Company and Merger Co shall furnish all information concerning itself and its Affiliates that is required to be included in the Proxy Statement or, to the extent applicable, the Other Filings, or that is customarily included in proxy statements or other filings prepared in connection with transactions of the type contemplated by this Agreement. Each of the Company and Merger Co shall use its respective reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement or the Other Filings, and the Company shall use its reasonable best efforts to cause the definitive Proxy Statement to be mailed to the Company's shareholders as promptly as reasonably practicable after the date of this Agreement. Each party shall promptly notify the other party upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement or the Other Filings and shall provide the other party with copies of all correspondence between it and its Representatives, on the one hand, and the SEC and its staff, on the other hand relating to the Proxy Statement or the Other Filings. If at any time prior to the Company Shareholders' Meeting, any information relating to the Company, Merger Co, or any of their respective Affiliates, officers or directors, should be discovered by the Company or Merger Co which should be set forth in an amendment or supplement to the Proxy Statement or the Other Filings, so that the Proxy Statement or the Other Filings shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the shareholders of the Company. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or filing the Other Filings (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the party responsible for filing or mailing such document shall provide the other party an opportunity to review and comment on such document or response and shall include in such document or response comments reasonably proposed by the other party.

          6.02 Company Shareholders' Meeting. The Company shall duly call, give notice of, convene, and hold a meeting of its shareholders (the "Company Shareholders' Meeting") for the purpose of voting upon the adoption of this Agreement as promptly as reasonably practicable after the date of the Agreement. Unless this Agreement shall have been terminated in accordance with Section 8.01, the Company shall hold the Company Shareholders' Meeting regardless of whether the Company Board has effected a Change in Board Recommendation. Subject to Section 6.04(c), the Company Board shall recommend to holders of the Shares that they adopt this Agreement and shall include such recommendation in the Proxy Statement. Subject to Section 6.04(c), the Company will use reasonable best efforts to solicit from its shareholders proxies in favor of the adoption of this Agreement and will take all other action necessary or advisable to secure the vote or consent of its shareholders required by the rules of the NASD or applicable Law to obtain such approvals. The Company shall keep Merger Co updated with respect to proxy solicitation results as reasonably requested by Merger Co.

          6.03 Access to Information; Confidentiality.

          (a) Except as otherwise prohibited by applicable Law or the terms of any Contract entered into prior to the date hereof or as would reasonably be expected to violate or result in the loss or impairment of any attorney-client or work-product privilege (it being understood that the parties shall each use reasonable best efforts to cause such information to be provided in a manner that does not result in such violation, loss or impairment), from the date of this Agreement until the Effective Time (or the earlier termination of this Agreement in accordance with Article 8), the Company shall (and shall cause its Subsidiaries to): (i) provide to Merger Co and to the officers, directors, employees, accountants, legal counsel, investment bankers, financial advisors, financing sources, and other agents and representatives (collectively, "Representatives") of Merger Co reasonable access, during normal business hours and upon reasonable prior notice and subject to reasonable confidentiality restrictions by Merger Co, to the officers, employees, agents, properties, offices, and other facilities of the Company and its Subsidiaries and to the books and records thereof, and (ii) subject to Section 6.03(b), permit Merger Co to make such copies and inspections thereof as Merger Co may reasonably request, and (iii) furnish promptly to Merger Co such information concerning the business, properties, contracts, assets, liabilities, personnel, and other aspects of the Company and its Subsidiaries as Merger Co or its Representatives may reasonably request; provided, however, that the Company shall not be required to provide access or furnish any information in the event of any litigation between the parties to this Agreement except pursuant to applicable rules of discovery.

          (b) Prior to the Closing, all information obtained by Merger Co or its Representatives pursuant to this Section 6.03 or otherwise shall be kept confidential in accordance with the confidentiality letter agreement, dated January 21, 2006 (the "Confidentiality Agreement"), among GS Capital Partners V Fund, L.P., Providence Equity Partners, Inc., the Company, and the other parties thereto; provided, however, that Merger Co and its Representatives shall be permitted to disclose information as necessary and consistent with customary practices in connection with the Commitments; and provided, further, that the Company hereby consents to the Equity Investors' disclosure of "Material" as defined in the Confidentiality Agreement to any sources of debt or equity financing, and that each such source of debt or equity financing executes and delivers to the Company a representative's letter in the form attached as Exhibit A to the Confidentiality Agreement.

          6.04 No Solicitation of Transactions.

          (a) Neither the Company nor any of its Subsidiaries shall, nor shall it authorize or permit the Representatives of the Company or its Subsidiaries to, directly or indirectly, (i) solicit, initiate, propose or encourage, or otherwise facilitate (including by way of furnishing information) the submission of any Acquisition Proposal, (ii) initiate, participate in, or continue discussions or negotiations regarding, or furnish to any person (other than Merger Co or its Representatives) any non-public information in connection with, or which would reasonably be expected to result in, any Acquisition Proposal,
(iii) otherwise cooperate in any way with, or knowingly assist or participate in, or facilitate or encourage any effort or attempt by any person (other than Merger Co or its Representatives) with respect to, or which would reasonably be expected to result in, an Acquisition Proposal, or (iv) take any action (A) to render the Rights issued pursuant to the terms of the Company Rights Agreement inapplicable to an Acquisition Proposal or the transactions contemplated thereby, exempt or exclude any person from the definition of an Acquiring Person (as defined in the Company Rights Agreement) under the terms of the Company Rights Agreement or, other than as contemplated by this Agreement in connection with the Merger, to redeem the rights or allow the Rights to expire prior to their expiration date, or (B) to render the provisions of the PA Anti-Takeover Statutes inapplicable to any person (other than Merger Co or its Affiliates) or group in connection with any Acquisition Proposal; provided, however, that, prior to the adoption of this Agreement at the Company's Shareholders Meeting, nothing contained in this Agreement or in this Section 6.04 shall restrict or prevent the Company (acting at the direction of the Company Board) or the Company Board from furnishing information to, or engaging in negotiations, or discussions with, any person or group in connection with an unsolicited bona fide Acquisition Proposal by such person or group received after the date hereof, if and only to the extent that prior to taking such action the Company Board determines in good faith (after consultation with its advisors) that such Acquisition Proposal is, or could reasonably be expected to result in, a Superior Proposal, and receives from such person or group an executed confidentiality agreement, the terms of which are substantially similar to and no less favorable to the Company than those contained in the Confidentiality Agreement.

          (b) The Company shall notify Merger Co as promptly as practicable (and in any event within 24 hours) orally and in writing of the receipt by the Company or any of its Subsidiaries, or any of its or their respective Representatives, of any inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding any Acquisition Proposal, specifying the material terms and conditions thereof and the identity of the person making such proposal, and shall provide to Merger Co, within such 24 hour time frame, a copy of all written materials subsequently provided to or by the Company or any of its Subsidiaries in connection with any such inquiries, proposals or offers. The Company shall keep Merger Co reasonably informed of the status of any such discussions or negotiations and shall notify Merger Co (as promptly as practicable and in any event within 24 hours) orally and in writing of any material modifications to the financial or other material terms of such inquiries, proposals or offers and shall provide to Merger Co, within such 24 hour time frame, a copy of all written materials subsequently provided to or by the Company or any of its Subsidiaries in connection with any such inquiries, proposals or offers. The Company agrees that it shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any person subsequent to the date of this Agreement which prohibits the Company from providing such information to Merger Co. The Company agrees that neither it nor any of its Subsidiaries shall terminate, waive, amend or modify any provision of any existing standstill or confidentiality agreement to which it or any of its Subsidiaries is a party and that it and its Subsidiaries shall enforce the provisions of any such agreement. The Company shall, and shall cause its Subsidiaries and its and their Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Acquisition Proposal as of the date hereof, shall take reasonable steps to inform its and its Subsidiaries' Representatives of the obligations undertaken in this Section 6.04, and shall request that all confidential information previously furnished to any such third parties be returned promptly.

          (c) Except as set forth in this Section 6.04(c), the Company Board (or any committee thereof) shall not, and shall not publicly propose to: (i) withdraw, modify, or change in a manner adverse to Merger Co, the approval or recommendation of this Agreement, the Merger or the Other Transactions by the Company Board (or any committee thereof) or cause the representation and warranty in Section 3.22 to be untrue in any material respects; (ii) approve, adopt, recommend or take any action other than to recommend shareholders reject any Acquisition Proposal; or (iii) approve or recommend, or allow the Company or any of its Subsidiaries to enter into, any letter of intent, acquisition agreement, or other similar agreement with respect to, or that is reasonably expected to result in, any Acquisition Proposal (other than a confidentiality agreement referred to in this Section 6.04). Notwithstanding the foregoing, prior to the adoption of this Agreement at the Company Shareholders' Meeting, in response to the receipt of an unsolicited bona fide written Acquisition Proposal, if the Company Board determines in good faith (after consultation with its advisors) that such Acquisition Proposal is a Superior Proposal, then the Company Board may approve and recommend such Superior Proposal and, in connection with such Superior Proposal, withdraw, modify, or change in a manner adverse to Merger Co, the Company Board Recommendation (a "Change in Board Recommendation"). The Company shall not effect a Change in Board Recommendation unless the Company has complied with its obligations under Section 6.04(b).

          (d) Nothing contained in this Agreement shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's shareholders if the Company Board (or any committee thereof) determines in good faith (after consultation with its outside legal counsel) that it is required to do so under applicable Law; provided, however, that neither the Company nor the Company Board (nor any committee thereof) shall
(i) recommend that the shareholders of the Company tender their Shares in connection with any such tender or exchange offer (or otherwise approve or recommend any Acquisition Proposal) or take any position under Rule 14e-2(a) other than recommending rejection of such tender or exchange offer, or (ii) withdraw, modify, or change in a manner materially adverse to Merger Co, the Company Board Recommendation, unless in each case the requirements of Section 6.04(c) shall have been satisfied.

          (e) For purposes of this Agreement, "Acquisition Proposal" means any proposal or offer (including any proposal from or to the Company's shareholders) from any person or group other than Merger Co relating to: (i) any direct or indirect acquisition or purchase, in a single transaction or series of related transactions by such person or group acting in concert, of

(A) more than 20% of the fair market value of the assets, securities, or other ownership interests (including capital stock of the Company's Subsidiaries) of the Company and its consolidated Subsidiaries, taken as a whole, or (B) more than 20% of any class of equity securities of the Company; (ii) any tender offer or exchange offer (including through the filing with the SEC of a Schedule TO), as defined pursuant to the Exchange Act, that if consummated, would result in any person or group beneficially owning 20% or more of any class of equity securities of the Company; or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, or other similar transaction involving the Company as a result of which any person or group acting in concert would acquire the assets, securities, or businesses described in any of clauses (A) and (B) above.

          6.05 Directors' and Officers' Indemnification and Insurance.

          (a) The Articles of Incorporation of the Surviving Corporation shall contain provisions no less favorable with respect to elimination or limitation of liability and indemnification than are set forth in the Articles of Incorporation and Bylaws of the Company as of the date hereof, which provisions shall not be amended, repealed, or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors or officers, of the Company or any of its Subsidiaries.

          (b) From and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify, defend, and hold harmless, each present and former director and officer of the Company and each Subsidiary of the Company (collectively, the "Indemnified Parties") against any and all costs and expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts (collectively, "Losses") paid or incurred in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective
Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer, director, or fiduciary occurring on or before the Effective Time, to the same extent as provided in the Articles of Incorporation and Bylaws of the Company, as amended to the date hereof, and without limiting any rights under any other applicable contract or agreement. In the event of any such claim, action, suit, proceeding or investigation, (i) the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Surviving Corporation, promptly after statements therefor are received (provided the applicable Indemnified Party provides an undertaking to repay all advanced expenses if it is finally judicially determined that such Indemnified Party is not entitled to indemnification) and (ii) the Surviving Corporation shall cooperate in the defense of any such matter; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without the Surviving Corporation's written consent (which consent shall not be unreasonably withheld, or delayed); provided, further, that the Surviving Corporation shall not be obligated pursuant to this Section 6.05(b) to pay the fees and expenses of more than one counsel (selected by a plurality of the applicable Indemnified Parties) for all Indemnified Parties with respect to any single action or related actions except to the extent that two or more of such Indemnified Parties shall have conflicting interests in the outcome of such action; and provided, further, that, in the event that any claim for indemnification is asserted or made within such six year period from the Effective Time, all rights to indemnification in respect of such claim shall continue until the disposition of such claim.

          (c) Prior to the Effective Time, the Company shall endeavor to obtain and fully pay (up to a maximum cost of 300% of the current annual premiums paid for its existing coverage in the aggregate) for "tail" insurance policies with a claims period of at least six years from the Effective Time with respect to directors' and officers' liability insurance in amount and scope at least as favorable as the Company's existing policies for claims arising from facts or events that occurred on or prior to the Effective Time. If the Company is unable to obtain such "tail" insurance prior to the Effective Time, the Surviving Corporation shall, as soon as practicable after the Effective Time, either (i) cause to be obtained and fully pay for retroactive to the Effective Time "tail" insurance policies with a claims period of at least six years from the Effective Time with respect to directors' and officers' liability insurance in amount and scope at least as favorable as the Company's existing policies for claims arising from facts or events that occurred on or prior to the Effective Time or
(ii) maintain in effect for six years from the Effective Time the current directors' and officers' liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are not less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 6.05(c) more than an amount in the aggregate equal to 300% of the current annual premiums paid by the Company for such insurance; provided, further, that the Surviving Corporation shall be required to obtain as much coverage as is possible under substantially similar policies for such maximum annual amount. The Company represents that such current annual premium amount is set forth in Section 6.05(c) of the Company Disclosure Schedule.

          (d) In the event Merger Co or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Merger Co or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 6.05.

          (e) Merger Co shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 6.05.

          (f) If the Surviving Corporation refuses or fails to make any payment to any Indemnified Party required by this Section 6.05, the Indemnified Party shall be promptly indemnified by the Surviving Corporation against reasonable expenses (including reasonable attorneys' fees, disbursements, and other charges) actually and reasonably incurred by the Indemnified Party in connection with the successful establishment of such Indemnified Party's right to indemnification or advancement of expenses, in whole or in part, in an action in a court of competent jurisdiction. The rights of each of the Indemnified Parties under this Section 6.05 shall be in addition to any right such person might have under the Articles of Incorporation or Bylaws of the Company, the Surviving Corporation, or any of their respective Subsidiaries, or under any agreement or insurance policies applicable to the Indemnified Party. The provisions of this Section 6.05 survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their respective heirs and representatives.

          6.06 Employee Benefits Matters.

          (a) Until December 31, 2007, Merger Co shall, or it shall cause the Surviving Corporation and its Subsidiaries to, (i) provide each employee of the Company and its Subsidiaries as of the Effective Time (each, an "Employee") with at least the same level of base salary that was provided to each such Employee immediately prior to the Effective Time, and (ii) provide the Employees with salary, employee benefits and annual incentive compensation opportunities that are no less favorable in the aggregate than those provided to the Employees by the Company and its Subsidiaries pursuant to the Plans set forth on Section 3.13(a) of the Company Disclosure Schedule (excluding, for this purpose, any equity-based incentives) immediately prior to the Effective Time. From and after the Effective Time, Merger Co shall cause the Surviving Corporation and its Subsidiaries to honor in accordance with their terms (including, without limitation, terms which provide for amendment or termination), all contracts, agreements, arrangements, policies, plans and commitments of the Company and its Subsidiaries as in effect immediately prior to the Effective Time that are applicable to Employees, in each case, to the extent described or referenced in
Section 3.13(a) of the Company Disclosure Schedule. Subject to Section 6.06(d), nothing in this Agreement shall be deemed to be a guarantee of employment for any Employee, or to restrict the right of the Surviving Corporation to alter the terms and conditions of employment of any Employee or to terminate, suspend, modify or amend any Plan in accordance with its terms in effect immediately prior to the Effective Time.

          (b) Employees shall receive credit for all purposes (including for purposes of eligibility to participate, vesting, benefit accrual and eligibility to receive benefits, but excluding benefit accruals under any defined benefit pension plan) under any employee benefit plan, program or arrangement established or maintained by Merger Co, the Surviving Corporation, or any of their respective Subsidiaries, under which each Employee may be eligible to participate on or after the Effective Time to the same extent recognized by the Company or any of its Subsidiaries under comparable Plans immediately prior to the Effective Time; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. Such plan, program or arrangement shall credit each such Employee for service accrued or deemed accrued on or prior to the Effective Time with the Company or any Subsidiary of the Company; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.

          (c) With respect to the welfare benefit plans, programs and arrangements maintained, sponsored or contributed to by Merger Co or the Surviving Corporation ("Purchaser Welfare Benefit Plans") in which an Employee may be eligible to participate on or after the Effective Time, Merger Co shall
(i) waive, or use commercially reasonable efforts to cause its insurance carrier to waive, all limitations as to preexisting and at-work conditions, if any, with respect to participation and coverage requirements applicable to each Employee under any Purchaser Welfare Benefit Plan to the same extent waived under a comparable Plan, and (ii) provide credit to each Employee for any co-payments, deductibles and out-of-pocket expenses paid by such Employee under the Plans during the relevant plan year, up to and including the Effective Time.

          (d) From and after the Effective Time, Merger Co shall (i) assume and be bound by, or cause the Surviving Corporation to assume and be bound by all agreements and arrangements of the Company and its Subsidiaries, including each severance and separation pay plan, written employment, severance, retention, incentive, change in control and termination agreement or arrangement, set forth in Section 6.06(d) of the Company Disclosure Schedule and applicable to Employees at the Effective Time, and (ii) honor or cause to be honored, in accordance with their terms (including, without limitation, terms which provide for amendment or termination), all such agreements and arrangements of the Company and its Subsidiaries, in the same manner and to the same extent that the Company would be required to perform and honor such agreements and arrangements if the Merger had not been consummated.

          (e) On and after the date hereof, no future offering periods will be commenced under the Company's Employee Stock Purchase Plan ("ESPP"). All offering periods in progress on the date hereof shall cease, and the Company shall terminate the ESPP, on the NASDAQ National Market trading day immediately prior to the Effective Time. On such date, all rights of each participating Employee then outstanding shall be deemed to be automatically exercised and each participating Employee will be credited with the number of Shares purchased for his or her account(s) under the ESPP during such offering period. The Company Board shall send written notice that the Merger will result in the termination of the ESPP to all participating Employees not later than ten Business Days after the date hereof. With respect to persons participating in the ESPP on the date on which the offering period cease and the ESPP terminates (and who have not withdrawn from or otherwise ceased participation in the Plan prior to such date), accumulated contributions will be applied on such date to the purchase of Company Common Stock in accordance with the ESPP's terms (treating the date of termination as the last day of the relevant offering period). With respect to matters described in this Section 6.06(e), the Company will communicate with Merger Co prior to sending any material notices or other communication materials to its employees (and reasonably consider Merger Co's comments with respect thereto).

          (f) For the avoidance of doubt, no provision of this Section 6.06 shall create any third party beneficiary rights in any Employee (or beneficiary or dependent thereof) or shall create any right in respect of continued employment or resumed employment, and no provision of this Section 6.06 shall create any rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any contract, agreement, arrangement, policy, plan or commitment.

          6.07 Notification of Certain Matters.

          (a) The Company shall notify Merger Co promptly of any event, change, occurrence, circumstance or development between the date of this Agreement and the Effective Time which causes or is reasonably likely to cause the conditions set forth in Sections 7.02(a) and 7.02(b) of this Agreement not to be satisfied.

          (b) Merger Co shall notify the Company promptly of any event, change, occurrence, circumstance or development between the date of this Agreement and the Effective Time which causes or is reasonably likely to cause the conditions set forth in Sections 7.03(a) and 7.03(b) of this Agreement not to be satisfied.

          (c) The delivery of any notice pursuant to this Section 6.07 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

          (d) In addition, the Company shall give prompt written notice to Merger Co, and Merger Co shall give prompt written notice to the Company, of any notice or other communication (i) from any person and the response thereto of the Company or its Subsidiaries or Merger Co, as the case may be, or its or their Representatives alleging that the consent of such person is or may be required in connection with this Agreement or the Merger, (ii) from any Governmental Entity and the response thereto of the Company or its Subsidiaries or Merger Co, as the case may be, or its or their Representatives in connection with this Agreement or the Merger, and (iii) from or to the SEC, except in the event the Company Board shall have effected a Change of Board Recommendation.

          6.08 Financing.

          (a) Merger Co shall use its reasonable best efforts to arrange and consummate all of the Commitments, including using its reasonable best efforts to (i) negotiate definitive agreements with respect thereto on terms and conditions contained therein and (ii) to satisfy all conditions in such definitive agreements that are within its control. In the event all or any portion of the equity or debt financing under the Commitments becomes unavailable on the terms and conditions contemplated in the Commitments, including as a result of any Lender MAC (as defined below), Merger Co shall use its reasonable best efforts to arrange to obtain any such financing from alternative sources on terms not materially less favorable in the aggregate to Merger Co (as determined in the reasonable good faith judgment of Merger Co) as promptly as practicable following the occurrence of such event (the "Alternative Financing"). Merger Co shall give the Company prompt notice of any material breach by any party of any Commitments or any termination of any Commitments. Merger Co shall keep the Company reasonably informed of the status of its efforts to arrange the Commitments and shall promptly notify the Company orally and in writing of any material modifications to the Commitments and shall not permit any material amendment or modification to be made to, or any waiver of any material provision or remedy under, any Commitment without first consulting with the Company and no amendment, modification, or waiver which would be inconsistent with the terms set forth in the DOE Request Letter shall be made or given without the prior written consent of the Company. For purposes of this Agreement, the term "Marketing Period" shall mean the first period of twenty consecutive Business Days after the date hereof throughout which (A) Merger Co shall have the Required Information pursuant to Section 6.08(b), which Required Information is and remains Compliant (as defined below) and (B) the conditions set forth in Sections 7.01(c) and (d) and 7.02 (other than 7.02(c) and (h)) shall be and remain satisfied (for this purpose, as of the date of the commencement of the Marketing Period) and at the end of which all conditions set forth in Section 7.01 and 7.02 shall be satisfied, provided that the Marketing Period shall end on any earlier date which is the third Business Day following the date the financing contemplated by the Commitment Letters is consummated. "Compliant" shall mean, with respect to any Required

Information, that such Required Information does not contain any untrue statement of a material fact or omit to state any material fact regarding the Company and it Subsidiaries necessary in order to make such Required Information not misleading and is, and remains throughout the Marketing Period, compliant in all material respects with all applicable requirements of Regulation S-K and Regulation S-X and a registration statement on Form S-1 (or any applicable successor form) under the Securities Act, in each case assuming such Required Information is intended to be the information to be used for a public offering of securities by the Company in connection with the debt financing contemplated by the Debt Commitment Letter. For purposes of this Agreement, the term "Lender MAC" shall mean (1) any restriction on lending imposed by a regulatory authority on, or a petition of bankruptcy, insolvency, or reorganization (or similar petition or initiation of proceedings under any debtor relief Law) filed by or against, or the seeking of the appointment of a receiver or similar person by, or the making of an assignment for the benefit of creditors by, any lender or lenders providing at least 25% of the financing contemplated by the Debt Commitment Letter or (2) any order, decree, or injunction of a court or agency of competent jurisdiction, including any such lender's primary banking regulator or regulators, prohibiting the consummation of the financing contemplated by the Debt Commitment Letter affecting any lender or lenders providing at least 25% of the financing contemplated by the Debt Commitment Letter, which, in each case, prevents the lender or lenders from providing the financing contemplated by the Debt Commitment Letter and which, in the case of any petition filed against any such lender or lenders, is not dismissed within ten Business Days of being filed.

          (b) The Company shall provide, and shall cause its Subsidiaries and its and their Representatives to provide, all cooperation in connection with the arrangement of the equity and debt financing under the Commitments (or Alternative Financing) as may be reasonably requested by Merger Co, including
(i) participation in meetings, presentations, drafting sessions, management presentation sessions, "road shows," sessions with ratings agencies and due diligence sessions, (ii) furnishing Merger Co and its financing sources with financial statements and related information, including audited financial statements for the Company for each of the three fiscal years ended June 30, 2005, June 30, 2004 and June 30, 2003 and other financial and pertinent information regarding the Company as may be reasonably requested by Merger Co, including all financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act and of type and form customarily included in the offering memoranda for private placements under Rule 144A of the Securities Act, to consummate the offerings of debt securities contemplated by the Commitments at the time during the Company's fiscal year such offerings will be made, (iii) assisting Merger Co and its financing sources in the preparation of (A) an offering document for any financing contemplated by the Commitments and (B) materials for rating agency presentations (collectively, the "Required Information"), (iv) satisfying the conditions set forth in the Commitments which require action by or cooperation of the Company, (v) facilitating the pledging of collateral, (vi) using commercially reasonable efforts to obtain accountants' comfort letters, legal opinions, surveys, and title insurance as reasonably requested by Merger Co, (vii) assisting any tax or other structural planning undertaken by Merger Co in connection with the transactions contemplated hereby, (viii) executing and delivering any commitment letters, underwriting or placement agreements, pledge and security documents, other definitive financing or other documents as may be reasonably requested by Merger Co, including a certificate of the chief financial or other appropriate officer of any of the Company or its Subsidiaries with respect to solvency and financial matters in customary form and substance reasonably acceptable to the Company and its legal counsel, (ix) obtaining any necessary rating agencies' confirmations or approvals for Merger Co's financing and (x) providing and executing documents as may be reasonably requested by Merger Co in form and substance reasonably acceptable to the Company; provided, however, that none of the Company or any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability in connection with the equity or debt financing under the Commitments prior to the Effective Time. Following the termination of this Agreement pursuant to Sections 8.01(a), (c), or (e), Merger Co shall (i) promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or its Subsidiaries in connection with such cooperation and (ii) indemnify, defend, and hold harmless the Company, its Subsidiaries, and their respective Representatives for and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with any information utilized in connection with the arrangement of the equity and debt financing under the Commitments (other than information provided by the Company, it Subsidiaries or any of their respective Representatives or contained in the SEC Reports).

          (c) All non-public or otherwise confidential information regarding the Company or its Subsidiaries obtained by Merger Co or its representatives pursuant to Section 6.08(b) shall be kept confidential in accordance with the Confidentiality Agreement; provided, however, that Merger Co and its Representatives shall be permitted to disclose information as necessary or consistent with customary practices in connection with the Commitments.

          (d) Within fifteen Business Days of there having occurred after the date of this Agreement (i) any general suspension of trading in, or limitation on prices for, securities on the NYSE or NASD for three or more consecutive Business Days, including but not limited to, as a result of actual or threatened terrorist attacks, responses by the United States or its allies thereto, or the effects thereof, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States generally for three or more consecutive Business Days, (iii) the commencement or material escalation of a war, armed hostilities or other international or national crisis or security event involving the United States or any of its territories, including any acts of terrorism, domestic or foreign or responses of the United States or its allies, or a national or international economic or financial crisis, as a result of which there has occurred any material disruption or material adverse change in the United States commercial credit, debt, or capital securities markets (including the market for leveraged loans or high yield securities) for a period of three or more consecutive Business Days, or (iv) any limitation by any governmental, regulatory, or administrative agency which prohibits the extension of credit by banks or other lending institutions in the United States generally in a manner that prevents a lender from providing the financing contemplated by the Debt Commitment Letter for a period of three or more consecutive Business Days, Merger Co shall deliver to the Company a certificate (the "Market MAC Notice") to that effect signed by an officer of Merger Co, describing in reasonable detail the nature of the Market MAC (any of the events specified in clauses (i) through (iv) described in such Market MAC Notice being hereinafter referred to as a "Market MAC"). At any time following its receipt of the Market MAC Notice, the Company may request (by delivery of a written notice to Merger Co to such effect (a "Company Waiver Request")) that Merger Co fully and irrevocably waive its right to invoke the condition set forth in Section 7.02(d) with respect to such Market MAC. In the event that Merger Co delivers to the Company a written notice that Merger Co waives its right to invoke the condition set forth in
Section 7.02(d) with respect to such Market MAC (a "Merger Co Waiver Notice"), then such Market MAC shall cease to be a basis for Merger Co not consummating the Merger. In the event that Merger Co fails to deliver a Merger Co Waiver Notice with respect to a Market MAC within the longer of (i) five Business Days after Merger Co's receipt of the corresponding Company Waiver Request and (ii) the number of days between the date on which Merger Co delivered to the Company the corresponding Market MAC Notice and the date on which the Company delivered to Merger Co the Company Waiver Request (the longer of such periods being referred to herein as "Requisite Response Period"), then the Company shall be entitled to terminate the Agreement pursuant to Section 8.01(i) within ten Business Days after expiration of the Requisite Response Period. Notwithstanding anything to the contrary in this Section 6.08(d), nothing shall release Merger Co from continuing to be obligated to use its reasonable best efforts to obtain
(A) the financing contemplated by the Debt Commitment Letter or (B) the Alternative Financing, in accordance with Section 6.08(a) in the event Merger Co declines to timely waive its right to invoke the condition set forth in Section 7.02(d) with respect to a Market MAC.

          6.09 Further Action; Reasonable Best Efforts.

          (a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate the Merger and complete the Other Transactions, (ii) obtain from Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by Merger Co or the Company or any of their respective Subsidiaries in connection with the authorization, execution, and delivery of this Agreement, and (iii) promptly make all necessary filings, and thereafter make any other required submission, with respect to this Agreement and the Merger required under the HSR Act or any other applicable antitrust, competition or fair trade Laws with respect to the Merger. Subject to appropriate confidentiality protections, the parties hereto shall have an opportunity to review and approve in advance drafts of all applications, notices, petitions, filings and other documents made or prepared in connection with the items described in clauses (i) through (iii) above, which approval shall not be unreasonably withheld, conditioned, or delayed, shall cooperate with each other in connection with the prompt making of all such filings, shall furnish to the other party such necessary information and assistance as such other party may reasonably request with respect to the foregoing and shall provide the other party with copies of all filings made by such party with any applicable Government Entity, and, upon request, any other information supplied by such party to a Governmental Entity in connection with this Agreement and the Merger.

          (b) Merger Co and the Company shall each use their respective reasonable best efforts to obtain any third party consents (i) necessary, proper or advisable to consummate the Merger and the Other Transactions, (ii) disclosed in the Company Disclosure Schedule, or (iii) required to prevent a Company Material Adverse Effect from occurring prior to or as a result of the Effective Time. In the event that the Company shall fail to obtain any third party consent described above, the Company shall use its reasonable best efforts, and shall take such actions as are reasonably requested by Merger Co, to minimize any adverse effect upon the Company and Merger Co and their respective businesses resulting, or which would reasonably be expected to result, after the Effective Time, from the failure to obtain such consent.

          (c) The Company and each of its Subsidiaries, with the cooperation of Merger Co, will take all commercially reasonable steps, and proceed diligently and in good faith to submit pre-acquisition review applications with the DOE within 15 Business Days of the date of this Agreement and promptly to submit other applications, notices and submissions with DOE and other Education Departments and Accrediting Bodies which must be filed prior to the Closing in order for the Company to obtain (i) all Education Department and Accrediting Body approvals and permits which must be obtained prior to the Closing in order for Merger Co to operate the Schools as they are currently operated and for the Schools to participate in all of the Student Financial Assistance Programs, including the Title IV Programs, under the ownership of Merger Co (collectively, the "Pre-Closing Education Consents," identified as such in Section 3.05(b)(vii) of the Company Disclosure Schedule), and (ii) all Education Department and Accrediting Body approvals and permits which must be obtained after the Closing in order for Merger Co to operate the Schools as they are currently operated and for the Schools to participate in all of the Student Financial Assistance Programs, including the Title IV Programs, under the ownership of Merger Co (collectively, the "Post-Closing Education Consents" identified as such in Section 3.05(b)(vii) of the Company Disclosure Schedule); provided, however, that the Company (including any of its Subsidiaries) shall not file any application, notice or other submission to the DOE, any Education Department or any Accrediting Body without providing Merger Co a reasonable opportunity to review such application, notice or other submission and without obtaining the consent of Merger Co (which consent shall not be unreasonably withheld, conditioned, or delayed). The Company and each of its Subsidiaries and Merger Co will cooperate with each other and will take all commercially reasonable steps to ensure that any response from the DOE to the DOE pre-acquisition review application does not contain any of the conditions set forth in Section 7.02(f)(ii)(B).

          (d) The Company and Merger Co will promptly and regularly advise each other concerning the occurrence and status of any discussions or other communications, whether oral or written, with any Education Department, Accrediting Body, or other third party with respect to any Pre-Closing Education Consents or Post-Closing Education Consents, including any material difficulties or material delays experienced in obtaining any such consent, and of any adverse conditions proposed, considered, or requested with respect to any such consent. Merger Co will cooperate fully with the Company in its efforts to obtain any such consent, including the timely submission of any information or materials requested by an Education Department or Accrediting Body with respect to obtaining such consents. The Company will allow Merger Co's Representatives to participate in any meetings or telephone calls with any Education Department or Accrediting Body to discuss the status of any such consent and will not engage in any such meetings or telephone calls without such participation (unless Merger Co elects not to participate or fails to make its Representatives reasonably available in a timely manner), provided, however, that the Company and its Representatives will confer in advance with Merger Co and its Representatives to agree on issues to be discussed in such meetings or telephone calls and neither party nor its Representatives will introduce any issues that are not agreed to in advance and will not respond to any compliance issues first introduced in such meetings or telephone calls.

          6.10 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Merger Co and the Company. Thereafter, each of Merger Co and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger, except to the extent public disclosure is required by applicable Law or the requirements of the NASD, in which case the issuing party shall use its reasonable best efforts to consult with the other party before issuing any such release or making any such public statement.

          6.11 Resignations. The Company shall use its reasonable best efforts to obtain and deliver to Merger Co at the Closing evidence reasonably satisfactory to Merger Co of the resignation effective, as of the Effective Time, of those directors of the Company or any Subsidiary of the Company designated by Merger Co to the Company in writing prior to the Closing.

          6.12 State Takeover Statutes. The Company and the Company Board shall ensure that the PA Anti-Takeover Statutes are not applicable to this Agreement, the Merger, or any of the Other Transactions and, if any PA Anti-Takeover Statute becomes applicable to this Agreement, the Merger, or any of the Other Transactions, shall ensure that the Merger, including the Other Transactions, may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such PA Anti-Takeover Statute on the Merger and the Other Transactions, including the transactions contemplated by this Agreement.

          6.13 Permits. The Company and each of its Subsidiaries shall provide such additional assistance and cooperation to Merger Co as Merger Co shall reasonably request in connection with the transfer, assignment, or conveyance of any Permit, accreditation, authorization or approval to Merger Co hereunder.

          6.14 Credit Agreement. The Company shall take all actions reasonably necessary to terminate, effective as of the Closing Date, the Credit Agreement, including the repayment of all outstanding revolving credit loans (other than Letters of Credit issued under the Credit Agreement which will remain in full force and effect after the Closing Date). Merger Co shall arrange for the issuance of "back-to-back" Letters of Credit in favor of National City Bank of Pennsylvania with terms acceptable to National City Bank of Pennsylvania with respect to each Letter of Credit outstanding under the Credit Agreement on the Closing Date.

          6.15 Section 16 Matters. Prior to the Effective Time, the Company shall use reasonable efforts to approve in advance in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and the Skadden, Arps, Slate, Meagher & Flom LLP SEC No-Action Letter (January 12, 1999) any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by this Agreement by each officer or director of the Company who is subject to
Section 16 of the Exchange Act with respect to equity securities of the Company that such disposition will be exempt under Rule 16b-3 promulgated under the Exchange Act.

          6.16 Restructuring. Prior to the Effective Time, the Company (a) shall create a wholly owned subsidiary, in a form and jurisdiction directed by Merger Co ("OPCO I"), and OPCO I shall create a wholly owned subsidiary, in a form and jurisdiction directed by Merger Co ("OPCO II"), and (b) the Company shall transfer (but effective only on and as of the

Effective Time) all of its assets to OPCO II, and otherwise the Company shall take all reasonable actions and cooperate with Merger Co in any restructuring or similar organizational transaction required in order to consummate the financing contemplated by the Commitments; provided, however, that the Company shall not be required to take any action in contravention of, or that would reasonably be expected to result in a violation or breach of, or a default under, any organizational document, Specified Contract, or any Education Permit applicable to the Company or any Subsidiary and any and all actions undertaken by the Company at the direction of Merger Co pursuant to this Section 6.16 shall not constitute a breach by the Company of any representation, warranty, or covenant made by the Company pursuant to this Agreement. Following the termination of this Agreement pursuant to Sections 8.01(a), (c), or (e), Merger Co shall (a) promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or its Subsidiaries in connection with such action and cooperation and (b) indemnify, defend, and hold harmless the Company, its Subsidiaries, and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with any such actions taken by the Company at the direction of Merger Co.

          6.17 Intellectual Property. The Company shall use its commercially reasonable best efforts (which shall not include expending any significant monies or incurring indebtedness) to transfer to, or obtain for, the Company or its Subsidiaries, at or prior to Closing, ownership of the registrations and/or reservations for the domain names listed on Section 6.17 of the Company Disclosure Schedule.

                                    ARTICLE 7

                            CONDITIONS TO THE MERGER

          7.01 Conditions to the Obligations of Each Party. The obligations of the Company and Merger Co to consummate the Merger are subject to the satisfaction or waiver in writing (where permissible) of the following conditions:

          (a) Company Shareholder Approval. This Agreement shall have been adopted by the requisite affirmative vote of the shareholders of the Company in accordance with the PBCL and the Company's Articles of Incorporation.

          (b) Antitrust Approvals and Waiting Periods. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under applicable United States and non-United States antitrust, merger control or similar Laws, including the HSR Act, shall have expired or been terminated, and any approvals required thereunder shall have been obtained.

          (c) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger.

          (d) DOE. The Company shall have received a written response from the DOE to the pre-acquisition review applications filed with respect to the Schools.

          7.02 Conditions to the Obligations of Merger Co. The obligation of Merger Co to consummate the Merger is subject to the satisfaction or waiver in writing (where permissible) of the following additional conditions:

          (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all respects (without giving effect to any limitation on any representation and warranty indicated by a materiality qualification, including the words "Company Material Adverse Effect," "material," "in all material respects" or like words, except in the case of the first sentence of Section 3.11) as though made on and as of the Closing Date (except for representations and warranties made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation on any representation and warranty indicated by a materiality qualification, including the words "Company Material Adverse Effect," "material," "in all material respects" or like words, except in the case of the first sentence of Section 3.11) would not, individually or in the aggregate, have a Company Material Adverse Effect. In addition, the representations and warranties set forth in Sections 3.03 and 3.04 shall be true and correct in all material respects and the representations and warranties set forth in the first sentence of Section 3.11 shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date in which case such representations and warranties will be true and correct as of such earlier date).

          (b) Agreements and Covenants. The Company shall have performed in all material respects or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

          (c) Officer's Certificate. The Company shall have delivered to Merger Co a certificate, dated the date of the Closing, signed by the Chief Executive Officer of the Company and certifying as to the satisfaction of the conditions specified in Sections 7.02(a) and 7.02(b).

          (d) No Market MAC. No Market MAC (other than any Market MAC in respect of which Merger Co has previously waived its right to invoke this Section 7.02(d) in accordance with the terms of Section 6.08(d)) shall have occurred after the date of this Agreement. If any of the events specified in clauses (i) and (ii) described in the first sentence of Section 6.08(d) has occurred for less than three consecutive Business Days (without giving effect to the three consecutive Business Day period already referenced with respect to the applicable event in Section 6.08(d)), then Merger Co shall not be obligated to consummate the Merger for so long as such event is continuing, and thereafter Merger Co shall not be obligated to consummate the Merger to the extent such event constitutes a Market MAC in accordance with Section 6.08(d) (other than any Market MAC in respect of which Merger Co has previously waived its right to invoke Section 7.02(d) in accordance with the terms of Section 6.08(d)).

          (e) No Lender MAC. If any petition described in the last sentence of
Section 6.08(a) shall have been filed during the preceding ten days and not dismissed, then Merger Co shall not be obligated to consummate the Merger for so long as such event is continuing, and thereafter Merger Co shall not be obligated to consummate the Merger to the extent such event constitutes a Lender MAC in accordance with
Section 6.08(a).

          (f) Governmental and Education Consents.

          (i) All consents, approvals, orders, or authorizations of, or registrations, declarations or filings with any Governmental Entity required to be obtained or made prior to the Closing by or with respect to the Company, Merger Co, or any of their respective Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the Merger and the Other Transactions contemplated hereby shall have been obtained or made, except for (A) Pre-Closing Education Consents addressed in Section 7.02(f)(ii) and (B) such consents, approvals, orders, authorizations, registrations, declarations or filings the failure of which to be obtained or made would not have a Company Material Adverse Effect.

          (ii) The Pre-Closing Education Consents marked with an asterisk in
Section 3.05(b)(vii) of the Company Disclosure Schedule shall have been obtained without any limitations (other than any customary limitations generally imposed by any Education Department or Accrediting Body in connection with its approval of a change of ownership) (the "Pre-Closing Deficiencies") which taken together with any Non-DOE Deficiencies and DOE Growth Limitations, would or would be reasonably likely to, individually or in the aggregate, materially impair the growth prospects of the Company and its Subsidiaries taken as a whole, and the Company shall have received written responses from the DOE to the pre-acquisition review applications and such written responses shall not include
(A) a statement of intention not to approve the post-Closing eligibility of any Institution to participate in Title IV Programs, or (B) as a condition of the post-Closing approval of the eligibility of any Institution to participate in the Title IV Programs (1) any requirement that the Company or any Institution post any letter of credit other than a standard letter of credit (anticipated to not be in excess of 10% of the Title IV Program funds received by the Company and the Institutions in their prior fiscal year), (2) any limitation (other than any customary limitations imposed by DOE in connection with its approval of change of ownership transactions as set forth in the standard form of provisional program participation agreement) on an Institution's ability to open new locations or add new educational programs or revise existing educational programs (collectively under this clause (2), "DOE Growth Limitations") that, taken together with any Pre-Closing Deficiencies and Non-DOE Deficiencies, would or would be reasonably likely to, individually or in the aggregate, materially impair the growth prospects of the Company and its Subsidiaries taken as a whole, (3) any requirement that an Institution process its Title IV Program funds under the DOE's reimbursement or heightened cash monitoring-level 2 procedures, or (4) any requirement that an Equity Investor assume any liability for obligations arising out of the Company's or any Institutions participation in or administration of the Title IV Programs;

          (g) Post-Closing Education Consents. Neither Merger Co nor the Company shall have been informed in writing by any Education Department or Accrediting Body that issues a Post-Closing Education Consent marked with a double-asterisk in Schedule 3.5(b)(vii) of the Company Disclosure Schedules (i) that it will not or does not expect to be able to issue its Post-Closing Education Consent or
(ii) that such Post-Closing Education Consent will or is reasonably likely to have any limitations (other than any customary limitations generally imposed by any

Education Department or Accrediting Body in connection with its approval of change of ownership transactions) on any Institution (collectively under clauses
(i) and (ii), "Non-DOE Deficiencies"), which Non-DOE Deficiencies, taken together with any Pre-Closing Deficiencies and DOE Growth Limitations, would or would be reasonably likely to, individually or in the aggregate, materially impair the growth prospects of the Company and its Subsidiaries taken as a whole.

          (h) Resignations. Any resignations requested by Merger Co pursuant to
Section 6.11 shall have been obtained.

          7.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver in writing (where permissible) of the following additional conditions:

          (a) Representations and Warranties. The representations and warranties of Merger Co contained in this Agreement shall be true and correct in all respects (without giving effect to any limitation on any representation and warranty indicated by the words "Company Material Adverse Effect," "material," "in all material respects" or like words) as though made on and as of the Closing Date (except for representations and warranties made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true or correct (without giving effect to any limitation on any representation and warranty indicated by the words "Company Material Adverse Effect," "material," "in all material respects" or like words) would not prevent the consummation of the Merger or prevent Merger Co from performing its obligations under this Agreement.

          (b) Agreements and Covenants. Merger Co shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

          (c) Officer's Certificate. Merger Co shall have delivered to the Company a certificate, dated the date of the Closing, signed by an officer of Merger Co, certifying as to the satisfaction of the conditions specified in Sections 7.03(a) and 7.03(b).

                                    ARTICLE 8

                       TERMINATION, AMENDMENT, AND WAIVER

          8.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action taken or authorized by the Board of Directors of the terminating party or parties, notwithstanding any requisite adoption of this Agreement by the shareholders of the Company, and whether before or after the Shareholder Approval, as follows (the date of any such termination, the "Termination Date"):

          (a) by mutual written consent of Merger Co and the Company;

          (b) by either Merger Co or the Company if the Effective Time shall not have occurred on or before the date that is six months from the date of this Agreement; provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to the party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

          (c) by either Merger Co or the Company if any Governmental Entity or Education Department shall have enacted, issued, promulgated, enforced, or entered any injunction, order, decree, or ruling or taken any other action (including the failure to have taken an action) which has become final and non-appealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger;

          (d) by Merger Co if it is not in material breach of its obligations under this Agreement, and if (i) any of the representations and warranties of the Company herein are or become untrue or inaccurate such that Section 7.02(a) would not be satisfied, or (ii) there has been a breach on the part of the Company of any of its covenants or agreements herein such that Section 7.02(b) would not be satisfied, and, in either such case, such breach has not been, or cannot be, cured within 30 days after written notice to the Company;

          (e) by the Company if it is not in material breach of its obligations under this Agreement, and if (i) any of the representations and warranties of Merger Co herein are or become untrue or inaccurate such that Section 7.03(a) would not be satisfied, or (ii) there has been a breach on the part of Merger Co of any of its covenants or agreements herein such that Section 7.03(b) would not be satisfied, and, in either such case, such breach (other than as a result of a breach by Merger Co to effect the Closing as and when required by Section 1.02) has not been, or cannot be, cured within 30 days after written notice to Merger Co;

          (f) by either Merger Co or the Company if this Agreement shall fail to receive the Shareholder Approval at the Company Shareholders' Meeting; provided, however, that the Company may not terminate under this Section 8.01(f) if it is in material breach of its obligations under Sections 6.01, 6.02, or 6.04;

          (g) by Merger Co if the Company Board shall have (i) effected a Change of Board Recommendation, (ii) recommended to its shareholders or approved any Acquisition Proposal, (iii) within five Business Days of the date any Acquisition Proposal is first published or sent or given, taken any position contemplated by Rule 14e-2(a) of the Exchange Act other than recommending rejection of such Acquisition Proposal or (iv) failed to include in the Proxy Statement distributed to shareholders its recommendation that shareholders adopt and approve this Agreement and the Merger, provided, however, it is understood that any "stop-look-and-listen" communication by the Company Board to the Company's shareholders pursuant to Section 14d-9(f) of the Exchange Act that does not take a position with respect to an Acquisition Proposal shall not be deemed to constitute a withdrawal, modification, or change of its recommendation of this Agreement or the Merger;

          (h) by the Company if, prior to the adoption of this Agreement at the Company Shareholders' Meeting, the Company Board determines in good faith (after consultation with its advisors) that an unsolicited bona fide Acquisition Proposal is a Superior Proposal but only (i) after providing written notice to Merger Co (a "Notice of Superior Proposal") advising Merger Co that the Company Board has received a Superior Proposal, specifying in writing the material terms and conditions of such Superior Proposal and the identifying the person making the proposal, and (ii) if Merger Co does not, within two Business Days of Merger Co's receipt of the Notice of Superior Proposal, make an offer that the Company Board determines, in its good faith judgment (after consultation with its advisors) to be at least as favorable to the Company's shareholders as such Superior Proposal; provided, however, that during such two Business Day period, the Company shall cooperate and negotiate with Merger Co (to the extent Merger Co wishes such cooperation) to enable Merger Co to make such an offer; provided, further, that, in the event of any amendment to the financial or other material terms of such Superior Proposal, the Company Board shall deliver to Merger Co an additional written Notice of Superior Proposal, and the two Business Day period referenced above shall be extended for an additional two Business Days after Merger Co's receipt of such additional Notice of Superior Proposal; and provided, further, that any such purported termination pursuant to this Section 8.01(h) shall be void and of no force and effect unless the Company concurrently with such termination pays the Company Termination Fee as directed by the Merger Co in writing in accordance with Section 8.03; or

          (i) by the Company within ten Business Days after the expiration of a Requisite Period, if Merger Co fails to deliver a Merger Co Waiver Notice prior to the expiration of the Requisite Response Period with respect to any Market MAC.

          8.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, except that (i) the provisions of Section 6.03(b), Section 6.08(b), Section 6.16, this Section 8.02, Section 8.03, and Article 9 and the Guaranties referred to in Section 4.09 shall survive any such termination and (ii) subject to the other provisions of this Agreement (including Section 9.07), no such termination shall relieve any party of any liability resulting from any breach by that party of this Agreement.

          8.03 Fees and Expenses.

          (a) Except as otherwise set forth in this Section 8.03, all Expenses incurred in connection with this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated. As used in this Agreement, "Expenses" includes all reasonable out-of-pocket documented expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a party hereto and their Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution, and performance of this Agreement, the preparation, printing, filing, and mailing of the Proxy Statement, the solicitation of the Shareholder Approval, financing, and all other matters related to the Merger and the Other Transactions.

          (b) If this Agreement shall be terminated:

               (i) by Merger Co pursuant to Section 8.01(d), if (A) at or prior to the Termination Date, an Acquisition Proposal shall have been publicly announced or disclosed to the Company in writing and (B) no later than 12 months after the Termination Date, the Company enters into, recommends or submits to the shareholders of the Company for adoption or acceptance, an Acquisition Proposal or an agreement with respect to such Acquisition

Proposal (which in each case need not be the same Acquisition Proposal as the Acquisition Proposal described above that shall have been publicly announced at or prior to the Termination Date), and an Acquisition Proposal is consummated, then the Company shall pay the Company Termination Fee as provided in Section 8.03(c);

               (ii) by Merger Co or the Company pursuant to Section 8.01(f), if
(A) at or prior to the Termination Date, an Acquisition Proposal shall have been publicly announced or disclosed to the Company in writing and (B) no later than 12 months after the Termination Date, the Company enters into, recommends or submits to the shareholders of the Company for adoption or acceptance, an Acquisition Proposal or an agreement with respect to such Acquisition Proposal (which in each case need not be the same Acquisition Proposal as the Acquisition Proposal described above that shall have been publicly announced at or prior to the Termination Date), and an Acquisition Proposal is consummated, then the Company shall pay the Company Termination Fee as provided in Section 8.03(c);

               (iii) by Merger Co pursuant to Section 8.01(g), then the Company shall pay the Company Termination Fee as provided in Section 8.03(c); or

               (iv) by the Company pursuant to Section 8.01(h), then the Company shall pay the Company Termination Fee as provided in Section 8.03(c).

          (c) The Company Termination Fee shall be paid by the Company as directed by Merger Co in writing in immediately available funds (i) concurrently with and as a condition to the effectiveness of a termination of this Agreement by the Company pursuant to Section 8.01(h) and (ii) within two Business Days after the date of the event giving rise to the obligation to make such payment in all other circumstances. The Merger Co Termination Fee (as defined below) shall be paid by Merger Co as directed by the Company in writing in immediately available funds within two Business Days after the date of the event giving rise to the obligation to make such payment.

          (d) For purposes of this Agreement, (i) "Company Termination Fee" means an aggregate amount in cash equal to $84,000,000 and (ii) "Merger Co Termination Fee" means an aggregate amount in cash equal to $84,000,000.

          (e) If this Agreement shall be terminated by the Company (i) pursuant to Section 8.01(e)(ii) as a result of a breach by Merger Co of its obligations to effect the Closing if and when required by Section 1.02, then Merger Co shall pay the Merger Co Termination Fee as provided in Section 8.03(c).

          (f) Each of the Company and Merger Co acknowledges that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement. In the event that the Company shall fail to pay the Company Termination Fee when due or Merger Co shall fail to pay Merger Co Termination Fee when due, the Company or Merger Co, as the case may be, shall reimburse the other party for all reasonable costs and expenses actually incurred or accrued by such other party (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this
Section 8.03.

          8.04 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the adoption of this Agreement by the shareholders of the Company, no amendment shall be made except as allowed under applicable Law. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

          8.05 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any right under this Agreement or otherwise shall not constitute a waiver of its rights.

                                    ARTICLE 9

                               GENERAL PROVISIONS

          9.01 Non-Survival of Representations, Warranties, and Agreements. The representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall automatically terminate at the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

          9.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing in the English language and shall be deemed given (a) on the date of delivery if delivered personally, (b) on the first Business Day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the fifth Business Day following the date of mailing if delivered by registered or certified mail (postage prepaid, return receipt requested) or (d) if sent by facsimile transmission, when transmitted and receipt is confirmed. All notices under Section 6.04 or Article 8 shall be delivered by courier and facsimile transmission to the respective parties at the addresses provided in accordance with this Section 9.02. All notices hereunder shall be delivered to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

               if to Merger Co:

          EM Acquisition Corporation

          c/o Goldman Sachs Capital Partners
          85 Broad Street
          New York, NY 10004
          Telephone: (212)902-3127
          Telecopy: (212)357-5505

          Attention: Mr. Adrian Jones

          c/o Providence Equity Partners
          50 Kennedy Plaza, 18th Floor
          Providence, RI 02903
          Telephone: (401)751-6763
          Telecopy: (401)751-1790
          Attention: Mr. Paul J. Salem

               with a copy to:

          Simpson Thacher & Bartlett LLP
          425 Lexington Avenue
          New York, New York  10017
          Telephone: (212) 455-2000
          Telecopy: (212) 455-2502
          Attention: Gary I. Horowitz. Esq.
                     Peter S. Malloy, Esq.

               if to the Company:

          Education Management Corporation
          210 Sixth Avenue
          Pittsburgh, Pennsylvania  15222
          Telephone: (412)562-0900
          Telecopy: (412) 562-0598
          Attention: John R. McKernan, Jr.

               with a copy to:

          Kirkpatrick & Lockhart Nicholson Graham LLP
          599 Lexington Avenue
          New York, New York 10022-6030
          Telephone: (212)536-3900
          Telecopy: (212) 536-3901
          Attention: Robert P. Zinn, Esq.

          9.03 Certain Definitions.

          (a) For purposes of this Agreement:

          "Affiliate" of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

          "Business Day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of New York.

          "Company Material Adverse Effect" means any event, circumstance, development, change, condition or effect that, individually or in the aggregate with all other events, circumstances, developments, conditions, changes, or effects, (i) is or is reasonably likely to be materially adverse to the business, properties, results of operations, assets, or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole or (ii) would prevent the Company from consummating the Merger or would prevent the Company from performing its material obligations under this Agreement; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, or will be, a "Company Material Adverse Effect": any event, circumstance, development, condition, change, or effect resulting from or relating to, directly or indirectly, (A) changes in GAAP (or any interpretation thereof by a Governmental Entity or quasi-Governmental Entity, including the FASB) after the date hereof, (B) general economic, political, or financial market conditions, (C) terrorism or war (except, in the case of (A), (B) or (C), where such event, circumstance, development, change, or effect has had a disproportionate effect on the Company and its Subsidiaries, taken as a whole, as compared to other persons in the industry in which the Company and its Subsidiaries conduct their business), (D) any shareholder litigation brought or threatened against the Company or any member of the Company's Board in respect of this Agreement or the transactions contemplated hereby, or (E) compliance with the terms of, or the taking of any action required by, this Agreement (other than Section 6.09).

          "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

          "Knowledge" means (i) with respect to the Company, the actual knowledge of those individuals identified in Section 9.03(a) of the Company Disclosure Schedule, and (ii) with respect to any other party, the actual knowledge of any executive officer of such party.

          "Institution" shall mean the School or Schools comprising a main campus and its additional locations or branches, identified by a single Office of Post-secondary Education Identification Number by DOE, and owned and operated by the Company or any of its Subsidiaries.

          "person" means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

          "Subsidiary" or "Subsidiaries" of the Company, the Surviving Corporation, Merger Co or any other person means any entity in respect of which such person, directly or indirectly, beneficially owns 50% or more of the voting securities or equity.

          "Superior Proposal" means any bona fide written Acquisition Proposal not solicited or initiated in violation of Section 6.04(a) that (i) relates to an acquisition by a person or group acting in concert of (A) more than 70% of the outstanding Shares pursuant to a tender offer, merger, or otherwise, or (B) all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, (ii) is on terms that the Company Board determines in its good faith judgment (after consultation with its financial advisor and after taking into account all the terms and conditions of the Acquisition Proposal) are more favorable to the Company's shareholders (in their capacity as shareholders) from a financial point of view than this Agreement (taking into account any modifications to this Agreement proposed in writing by Merger Co in response thereto), and (iii) which the Company Board determines in good faith (after consultation with its financial advisors) is reasonably capable of being consummated.

          (b) The terms included in the Index of Defined Terms located at the beginning of this Agreement have the respective meanings set forth in the Sections indicated in the Index of Defined Terms.

          (c) When a reference is made in this Agreement to Sections, Schedules, or Exhibits, such reference shall be to a Section, Schedule, or Exhibit of this Agreement, respectively, unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement. The term "or" is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. References to a person are also to its permitted successors and assigns. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. References to information or documents made available to Merger Co includes such information or documents that have been posted to the electronic data room.

          9.04 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

          9.05 Disclaimer of Other Representations and Warranties; Disclosure.

          (a) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER THE COMPANY NOR MERGER CO MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS AND WARRANTIES MADE BY ITSELF OR ANY OF ITS RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES OR AFFILIATES,


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WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT, THE MERGER, OR THE
OTHER TRANSACTIONS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER
PARTY OR THE OTHER PARTY'S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY OF THE FOREGOING.

          (b) The disclosure of any matter or item in the Company Disclosure Schedule shall not be deemed to constitute an acknowledgment that such matter or item is required to be disclosed therein or is material to a representation, warranty, covenant, or condition set forth in this Agreement and shall not be used as a basis for interpreting the terms "material," "materially," "Company Material Adverse Effect," or any word or phrase of similar import and does not mean that such matter or item would, with any other matter or item, have, individually or in the aggregate, a Company Material Adverse Effect.

          9.06 Entire Agreement; Assignment. This Agreement and the Confidentiality Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all prior or contemporaneous agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except with the prior written consent of the parties hereto. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

          9.07 Remedies; Specific Performance. To the extent that (a) the Company has incurred losses or damages in connection with this Agreement, (i) the maximum aggregate liability of Merger Co for such losses or damages shall be limited to and shall in no event exceed the Merger Co Termination Fee in the aggregate, (ii) in no event shall the Company seek to recover any money damages in excess of such amount from Merger Co or its respective Representatives and Affiliates in connection therewith, and (iii) the maximum liability of each Guarantor shall be limited to the obligations of such Guarantor under its respective Guaranty or (b) Merger Co has incurred losses or damages in connection with this Agreement, (i) the maximum aggregate liability of the Company for such losses or damages shall be limited to and shall in no event exceed the Company Termination Fee in the aggregate, and (ii) in no event shall Merger Co seek to recover any money damages in excess of such amount from the Company or its respective Representatives and Affiliates in connection therewith. The parties hereto acknowledge that irreparable damage would occur in the event any provision of this Agreement were not performed by the Company in accordance with the terms hereof and that Merger Co shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity (subject to the provisions of this Section 9.07). The parties acknowledge that the Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by Merger Co or to enforce specifically the terms and provisions of this Agreement and that the Company's sole and exclusive remedies with respect to any such breach shall be the remedies set forth in this Section 9.07 and Sections 6.08(b) and 8.03; provided, however, that the Company shall be entitled to specific performance against Merger Co to prevent any breach by Merger Co of Sections 6.03(b) or 6.08(c). In no event shall Merger Co be required to pay more than one Merger Co Termination Fee and in no event shall the Company be required to pay more


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

than one Company Termination Fee. Notwithstanding the foregoing, no party shall be liable for any punitive, consequential, special, or exemplary damages.

          9.08 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 9.07(a)(iii) and, if the Closing occurs, Section
6.05 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

          9.09 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State (other than those provisions set forth herein that are required to be governed by the PBCL). All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Pennsylvania state or federal court sitting in Pittsburgh, Pennsylvania. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in Pittsburgh, Pennsylvania for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and shall not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Merger may not be enforced in or by any of the above-named courts.

          9.10 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Action directly or indirectly arising out of, under or in connection with, this Agreement or the Merger. Each of the parties hereto
(a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Merger, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.10.

          9.11 Headings. The descriptive headings contained in this Agreement or the Company Disclosure Schedule are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

          9.12 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                            [SIGNATURE PAGE FOLLOWS]

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]


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          IN WITNESS WHEREOF, Merger Co and the Company have caused this
Agreement to be executed as of the date first written above by their respective duly authorized officers.

EM ACQUISITION CORPORATION


By: /s/ Peter O. Wilde
    --------------------------------
Name: Peter O. Wilde
Title: Secretary


EDUCATION MANAGEMENT CORPORATION


By: /s/ John R. McKernan, Jr.
    --------------------------------
Name: John R. McKernan, Jr.
Title: Chief Executive Officer


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